Exhibit 2.1

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                        ASSET PURCHASE AND SALE AGREEMENT



                                      among



                       GULF ISLAND FABRICATION, INC., and



                        NEW VISION, L.P., on the one hand


                                       and



                          GULF MARINE FABRICATORS, and


             TECHNIP-COFLEXIP USA HOLDINGS, INC., on the other hand



                          Dated as of December 20, 2005


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                                TABLE OF CONTENTS
                                -----------------


ARTICLE I DEFINED TERMS........................................................1


ARTICLE II Purchase of Assets..................................................1

  Section 2.1    Sale and Purchase of the Assets...............................1
  Section 2.2    Excluded Assets...............................................2
  Section 2.3    Purchase Price................................................3
  Section 2.4    Purchase Price Adjustment.....................................3
  Section 2.5    Purchase Price Allocation.....................................5
  Section 2.6    Assumed Liabilities...........................................5
  Section 2.7    Excluded Liabilities..........................................5
  Section 2.8    Closing.......................................................5
  Section 2.9    Deliveries at Closing.........................................5
  Section 2.10   Effect of Consents to Transfer Not Obtained...................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF the Seller Parties...............9

  Section 3.1    Ownership.....................................................9
  Section 3.2    Organization; Authority; Enforceability.......................9
  Section 3.3    Legal Proceedings............................................10
  Section 3.4    Qualification; Subsidiaries..................................10
  Section 3.5    No Conflict..................................................10
  Section 3.6    Consent......................................................11
  Section 3.7    Charter Documents............................................11
  Section 3.8    Financial Statements.........................................11
  Section 3.9    Absence of Certain Changes...................................11
  Section 3.10   Inventory....................................................12
  Section 3.11   Equipment....................................................12
  Section 3.12   Suppliers and Customers......................................13
  Section 3.13   Real Property................................................13
  Section 3.14   Real Property Leases.........................................14
  Section 3.15   Personal Property............................................14
  Section 3.16   Sufficiency of Assets........................................14
  Section 3.17   Governmental Permits.........................................14
  Section 3.18   Compliance with Laws.........................................15
  Section 3.19   Material Contracts and Warranties............................15
  Section 3.20   Crane Commitments............................................15
  Section 3.21   Environmental Matters........................................15
  Section 3.22   Employee Plans...............................................17
  Section 3.23   Taxes........................................................19
  Section 3.24   Certain Payments.............................................20
  Section 3.25   Transactions with Certain Persons............................20
  Section 3.26   Intellectual Property........................................20
  Section 3.27   Insurance....................................................20
  Section 3.28   Safety and Health............................................20
  Section 3.29   Books and Records............................................21
  Section 3.30   Labor Matters................................................21
  Section 3.31   Documents and Written Materials..............................21
  Section 3.32   Brokers' Fees................................................21
  Section 3.33   Investment Representation....................................21
  Section 3.34   Disclosure...................................................22

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF GULF ISLAND AND BUYER............23

  Section 4.1    Organization.................................................23
  Section 4.2    Authority; Enforceability....................................23
  Section 4.3    Consents and Approvals; Conflicts............................23
  Section 4.4    Ownership of Subsidiary......................................24
  Section 4.5    Capitalization...............................................24
  Section 4.6    Legal Proceedings............................................24
  Section 4.7    Financial Statements.........................................24
  Section 4.8    Compliance with Laws.........................................24
  Section 4.9    Certain Payments.............................................24
  Section 4.10   Transaction With Certain Persons.............................24
  Section 4.11   Safety and Health............................................25
  Section 4.12   No Pending Acquisition.......................................25
  Section 4.13   Environmental Matters........................................25
  Section 4.14   Divestment...................................................25
  Section 4.15   Disclosure...................................................25

ARTICLE V PRE-CLOSING COVENANTS...............................................25

  Section 5.1    Access.......................................................25
  Section 5.2    Inspection...................................................26
  Section 5.3    Conduct of the Business......................................26
  Section 5.4    Further Actions..............................................26
  Section 5.5    HSR Act......................................................27
  Section 5.6    Notification.................................................27
  Section 5.7    Acquisition Proposals........................................28
  Section 5.8    Public Announcements.........................................28
  Section 5.9    Liabilities..................................................28
  Section 5.10   New Bids and Contracts.......................................28
  Section 5.11   Notice of Developments.......................................29
  Section 5.12   Update of the Disclosure Schedules...........................29
  Section 5.13   Employee Matters.............................................29
  Section 5.14   WARN Act.....................................................31
  Section 5.15   Confidential Information.....................................31
  Section 5.16   Real Estate Matters..........................................32
  Section 5.17   Standstill...................................................33
  Section 5.18   Seller Board Seat............................................33
  Section 5.19   Cooperation Agreement........................................34

ARTICLE VI CONDITIONS PRECEDENT...............................................34

  Section 6.1    Conditions Precedent to Obligations of All Parties...........34
  Section 6.2    Conditions Precedent to Obligations
                 of Gulf Island and Buyer.....................................35
  Section 6.3    Conditions Precedent to the Obligations
                 of the Seller Parties........................................36

ARTICLE VII INDEMNIFICATION; REMEDIES.........................................36

  Section 7.1    Indemnification by the Seller Parties........................36
  Section 7.2    Indemnification by Gulf Island...............................36
  Section 7.3    Nature of the Seller Parties' Liability; Limitations.........37
  Section 7.4    Procedure for Indemnification - Third-Party Claims...........37
  Section 7.5    Survival of Indemnification..................................38
  Section 7.6    Escrow.......................................................39

ARTICLE VIII TERMINATION......................................................39

  Section 8.1    Termination..................................................39
  Section 8.2    Effect of Termination........................................40


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ARTICLE IX POST CLOSING COVENANTS.............................................40

  Section 9.1    Further Assurances...........................................40
  Section 9.2    Post Closing Tax Covenants...................................41
  Section 9.3    Prorations...................................................41
  Section 9.4    Name Change..................................................41
  Section 9.5    Existing Warranty Liabilities................................42
  Section 9.6    Corrections of Defective Work Prior to
                 Warranty Claims Being Made...................................42
  Section 9.7    Communications Transfer......................................42
  Section 9.8    Turnover of Misdirected Payments.............................42

ARTICLE X MISCELLANEOUS.......................................................42

  Section 10.1   Expenses.....................................................42
  Section 10.2   Notices......................................................42
  Section 10.3   Amendment....................................................43
  Section 10.4   Headings; Gender.............................................43
  Section 10.5   Entire Agreement; No Third Party Beneficiaries...............43
  Section 10.6   Governing Law................................................43
  Section 10.7   Jurisdiction.................................................43
  Section 10.8   Special Determination of Purchase Price Adjustments..........44
  Section 10.9   Assignment...................................................44
  Section 10.10  Severability.................................................44
  Section 10.11  Counterparts.................................................44
  Section 10.12  Mutual Drafting..............................................44

Exhibit A - Definitions
Exhibit B - Escrow Agreement
Exhibit C - Forms of Assignments
Exhibit D - Form of Bill of Sale
Exhibit E - Form of Warranty Deed
Exhibit F - Form of Registration Rights Agreement
Exhibit G - Form of Non-Competition Agreement
Exhibit H - Form of Lock-Up Agreement
Exhibit I - Form of Transition Services Agreement
Exhibit J - Form of Opinion of the  Counsel  to the Seller  Parties
Exhibit K - Form of Opinion of the Counsel to Buyer and Gulf Island Exhibit L - Forms of Employment Agreement
Exhibit M - Disclosure Schedule


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                        ASSET PURCHASE AND SALE AGREEMENT

     This Asset Purchase and Sale Agreement (this "Agreement"), dated and effective as of December 20, 2005 (the "Effective Date"), is by and among Gulf Island Fabrication, Inc., a Louisiana corporation ("Gulf Island") and New Vision, L.P., a Texas limited partnership and indirect subsidiary of Gulf Island ("Buyer"), on the one hand, and Gulf Marine Fabricators, a Texas general partnership ("Seller"), and Technip-Coflexip USA Holdings, Inc.(the "Parent") on the other hand. Seller and Parent are sometimes referred to herein together as the "Seller Parties."

                                    RECITALS:

     A Seller is primarily engaged in the business of the fabrication and sale of drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves (the "Business").

     B The boards of directors of Parent and the Partners desire that Seller sell substantially all of the assets used in the Business to Buyer, and the boards of directors of Gulf Island and the sole general partner of Buyer desire that Buyer purchase such assets, each upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, each of the parties hereto agree as follows:

                                    ARTICLE I
                                  DEFINED TERMS

     As used in this Agreement, capitalized terms shall have the meanings assigned to them in Exhibit "A."

                                   ARTICLE II.
                               PURCHASE OF ASSETS

     Section 2.1 Sale and Purchase of the Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Seller shall sell, transfer, convey, assign and deliver to Buyer the Assets, which shall be free and clear of all Liens, and Buyer shall purchase and acquire from Seller, the Assets for the Purchase Price. "Assets" means all of the assets used or held primarily for use in the Business, excluding the Excluded Assets, but including, without limitation, the following:

     (a) All of the Owned Real Properties listed on Schedule 2.1(a), including, without limitation, any items listed on Schedule 2.1(b) that are classified as real property under applicable law;

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     (b) Subject to Section 2.2(d) below, all of the Personal Property listed on
Schedule 2.1(b) (which list includes all major items of equipment used in the Business);

     (c) All of the inventory listed on Schedule 2.1(c);

     (d) All rights of Seller under the leases, construction contracts, and other contracts listed on Schedule 2.1(d), as such schedule is updated pursuant to Section 5.10 (the "Assumed Contracts");

     (e) All rights of Seller in and to all Owned Intellectual Property listed on Schedule 2.1(e), including the name "Gulf Marine Fabricators;"

     (f) All rights of Seller in and to all Governmental Permits held by Seller for use in the Business listed on Schedule 2.1(f);

     (g) All rights of Seller in all Warranties, if any, issued by third persons that relate to the Assets (with Seller disclaiming any representation or warranty with respect to the existence or enforceability of such Warranties);

     (h) Subject to Section 2.2(d) below, all records (including computer records) of Seller located on the Owned Real Properties, including all property records, sales records, service records, customer lists, mailing lists, customer price lists, customer files, suppliers' lists, suppliers' price lists, designs, drawings, bid libraries and estimates and other correspondence and other recorded knowledge relating to customers or suppliers of the Business, and, whether or not located on the Owned Real Properties, copies of personnel records of Seller's Employees; and

     (i) All goodwill, advances and deposits of every kind and nature of Seller.

     Notwithstanding the foregoing, the only contracts that shall be deemed to be included in the Assets are those contracts expressly listed in Schedule 2.1(d), and the transfer of the Assets shall not include the assumption of any liability related to the Assets unless expressly assumed pursuant to Section 2.6.

     Section 2.2 Excluded Assets. Notwithstanding the provisions of Section 2.1 above, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets"):

     (a) The consideration to be delivered to Seller pursuant to this Agreement;

     (b) The rights of Seller under this Agreement and all agreements and instruments executed by Seller in connection herewith;

     (c) All accounts receivable, trade receivables, notes receivable and other receivables of Seller which are payable as a result of services provided in connection with the Business prior to Closing;

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     (d) The corporate seals, minute books, stock transfer records,  blank stock certificates, tax returns and other records relating to the organization or tax reporting of Seller;

     (e) Assets held in either Employee Plans or Benefit Arrangements, none of which are being assumed by Gulf Island or Buyer;

     (f) All cash, cash equivalents, marketable securities and bank accounts owned by Seller;

     (g) All rights under insurance policies maintained by Seller with respect to the Assets, and all claims, causes of action under such insurance policies;

     (h) All prepaid expenses of Seller and accrued receivables on completed contracts; and

     (i) Any other asset or contract specifically listed in Schedule 2.2(i).

     On or prior to the Closing Date, the Seller Parties shall remove or cause to be removed all of the Excluded Assets from, and without damage to, all property to be occupied by Buyer hereunder after the Closing at no cost to Gulf Island or Buyer.

     Section 2.3 Purchase Price.

     (a) The consideration for the sale of the Assets to Buyer (as adjusted pursuant to Section 2.4, the "Purchase Price") shall be (i) FORTY MILLION AND 00/100 DOLLARS ($40,000,000) in cash, (ii) 1,589,067 shares of the common stock, no par value per share, of Gulf Island (the "Gulf Island Common Stock"), and
(iii) the assumption by Buyer of the Assumed Liabilities.

     (b) At the Closing, Gulf Island shall withhold the shares of Gulf Island Common Stock otherwise deliverable to Seller hereunder (the "Indemnity Escrow Shares") as a holdback pursuant to Section 7.6 for any indemnity claims that Buyer and Gulf Island may bring under Article VII. The Indemnity Escrow Shares shall be deposited in escrow in accordance with the terms and provisions of
Section 7.6 and an Escrow Agreement among the parties hereto and JPMorgan Chase or, if JPMorgan Chase is unable to serve as escrow agent, a substitute mutually agreed escrow agent (the "Escrow Agent") in the form attached hereto as Exhibit B (the "Escrow Agreement").

     Section 2.4 Purchase Price Adjustment.

     (a) The cash portion of the Purchase Price shall be adjusted on the Closing Date to reflect the pro-rations required under Section 9.3.

     (b) As soon as practical following the Closing, Seller and Buyer shall negotiate in good faith to attempt to agree on the difference, if any, between the amount invoiced (whether or not collected) by Seller under each Assumed Contract through the Closing Date and the Costs Incurred by Seller through the Closing Date under such Assumed Contract, taking into account all retainage by the customers which will be payable to Buyer as the assignee of the Assumed Contracts following Closing. The cash portion of the Purchase Price shall be adjusted pursuant to this Section 2.4(b) to reflect such difference (for each

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such Assumed Contract,  the "Contract  Adjustment").  If Seller and Buyer cannot agree upon the Contract Adjustment for a particular Assumed Contract by 5:00 p.m. (Houston time) on the 30th day following the Closing Date, either Seller or Buyer may submit the Contract Adjustment for determination under Section 10.8 below. Within 15 days following determination of the Contract Adjustment for a particular Assumed Contract by mutual agreement or determination under Section 10.8, the party owing the Contract Adjustment shall pay the amount due to the
other  party.   "Costs  Incurred"  shall  mean  all  direct  project  materials, subcontracts, miscellaneous expenses (such as customer services, travel, and tendering costs) actually paid prior to Closing, plus fully burdened man hours worked (inclusive of indirect overheads and depreciation but, except as provided in the following sentence, excluding SG&A, corporate management fees, and profit earned). In addition, for the Modec and Bay contracts only, Costs Incurred will be deemed to include SG&A, corporate management fees, and the profit earned through the Closing Date on these contracts calculated under US GAAP compliant percentage of completion.

     (c) As soon as practical following the Closing, Seller and Buyer shall calculate the difference between the book value of Seller's inventory as of June 30, 2005 and the book value of Seller's inventory on the Closing Date, and the Purchase Price shall be adjusted to reflect the difference calculated (the
"Post-Closing Inventory Adjustment"). Such calculation shall be based upon Seller's financial statements, accounting records, and inventory listings in the absence of manifest error. If Seller and Buyer can not agree upon the Post-Closing Inventory Adjustment by 5:00 p.m. (Houston time) on the 30th day following the Closing Date, either Seller or Buyer may submit the Post-Closing Inventory Adjustment for determination under Section 10.8 below. Within 15 days following determination of the Post-Closing Inventory Adjustment by mutual agreement or pursuant to Section 10.8, the party owing the Post-Closing
Inventory Adjustment shall pay the amount due to the other party as an adjustment to the cash portion of the Purchase Price.

     (d) If any Asset with a value of more than $50,000, as determined by Buyer's Appraisal, is materially damaged or destroyed between September 30, 2005 and the Closing Date, Buyer may, within 60 days following the Closing Date, require a refund of a portion of the Purchase Price equal to the value of the damaged or destroyed Asset as certified by Buyer's Appraisal. If Seller reasonably believes that the appraised value of the Asset certified by Buyer's Appraisal exceeded the actual fair market value of such Asset by more than $25,000, Seller may obtain its own appraisal of the Asset in question, based upon the Asset's condition prior to the damage or loss in question, and provide a copy of such appraisal to Buyer within 45 days following Buyer's demand for a Purchase Price refund. If Seller's appraisal certifies a value for the Asset in question which is within $25,000 of the value certified by Buyer's Appraisal, the value certified by Buyer's Appraisal shall govern. If Seller's appraisal certifies that the Asset in question is overvalued on Buyer's Appraisal by more than $25,000, Seller and Buyer shall attempt to negotiate a refund of the Purchase Price reflecting a mutually agreed valuation of the Asset in question. If Seller and Buyer are unable to mutually agree upon the value of the Asset in question within 30 days of Buyer's receipt of Seller's appraisal of the Asset, then either party may request that the parties' respective appraisers agree upon a third appraiser who shall value the Asset in question, based upon its condition prior to the damage or loss in question, and whose determination shall be binding upon the parties for purposes of determining the amount of the Purchase Price refund. Seller and Buyer shall share equally in the cost of such third appraiser. Within 15 days following determination of the value of the Asset in accordance with this section, Seller shall refund to Buyer the value of the Asset so determined as an adjustment to the cash portion of the Purchase Price.

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     Section  2.5  Purchase  Price  Allocation.  The  Purchase  Price  shall  be allocated to categories of Assets as set forth in Schedule 2.5, with any adjustment of the cash portion of the Purchase Price under Sections 2.4(a) or 2.4(b) to be allocated pro-rata among all asset classes according to their respective amount allocated to such asset classes on Section 2.5. Adjustments to the cash portion of the Purchase Price under Sections 2.4(c) or 2.4(d) shall be allocated to the assets involved in the adjustment. Buyer and Seller agree that the allocation of the Purchase Price to categories of the Assets as set forth in such Schedule 2.5 reflects and constitutes arms-length negotiations between the parties. The Purchase Price allocation reflected in Schedule 2.5, as adjusted, shall be binding on Buyer and Seller for United States income tax purposes in accordance with Section 1060 of the Code and state income tax purposes and shall be consistently reflected by Buyer and Seller on their respective United States and state income tax returns. Both parties shall timely file Forms 8594 reflecting this allocation, and the parties shall report this purchase as a taxable sale (and not as a tax-free reorganization) for federal and state income tax purposes.

     Section 2.6 Assumed Liabilities. Neither Gulf Island, Buyer nor any of their respective Affiliates shall assume or become liable for any liability or obligation of any of the Seller Parties except for liabilities and obligations arising after the Closing under the Assumed Contracts (the "Assumed Liabilities"). In no event shall the Assumed Liabilities include liabilities or obligations arising out of or relating to a breach of any Assumed Contract that occurred prior to the Closing or any Existing Warranty Liabilities.

     Section 2.7 Excluded Liabilities. Buyer is not assuming, and shall not be held liable for, any liability, debt, obligation, claim against or contract of either of the Seller Parties of any kind or nature whatsoever, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, whether or not related to the Business or the Assets, that is not specifically assumed pursuant to Section 2.6 of this Agreement (collectively, the "Excluded Liabilities").

     Section 2.8 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI at the offices of Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana 70170, or at such other time and place as the parties may agree. The date of the Closing is sometimes referred to herein as the "Closing Date."


     Section 2.9 Deliveries at Closing.

     (a) At the Closing, the Seller Parties shall deliver or cause to be delivered to Buyer:

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          (i)  assignments  in favor of Buyer of all of the  Assumed  Contracts,
     Warranties,  and Governmental  Permits duly executed by Seller in the forms
     attached   hereto  as  Exhibit   "C-1,"   "C-2,"   "C-3,"  and  "C-4"  (the
     "Assignments");

          (ii) a bill of sale, duly executed by Seller, in the form attached hereto as Exhibit "D" for the Personal Property other than titled vehicles (the "Bill of Sale");

          (iii) bills of sale and other documentation necessary to transfer all title vehicles, duly executed by Seller (the "Vehicle Documents");

          (iv) one or more warranty deeds in the form attached hereto as Exhibit "E" to the Owned Real Properties conveying to Buyer all of Seller's right, title and interest in and to the Owned Real Properties with full warranty as to merchantable title and with full substitution and subrogation in and to any claims and/or causes of action which Seller has or may have against all preceding owners (the "Warranty Deeds");

          (v) a registration rights agreement, duly executed by Seller and Parent, in substantially the form attached hereto as Exhibit "F" but including reasonable shelf registration and piggyback registration rights, and with such other changes as are agreed by Seller, Parent, and Gulf Island prior to the Closing Date (the "Registration Rights Agreement");

          (vi) a non-competition  agreement, duly executed by Seller and Parent,
     in  the  form  attached   hereto  as  Exhibit  "G"  (the   "Non-Competition
     Agreement");

          (vii) a lock-up agreement, duly executed by Seller and Parent, in the form attached hereto as Exhibit "H" (the "Lock-Up Agreement");

          (viii) a transition services agreement, duly executed by Seller and Parent, in the form attached hereto as Exhibit "I" (the "Transition Services Agreement");

          (ix) certificates, dated as of the Closing Date, executed by an appropriate executive officer of each of Seller and Parent, certifying that
     (i) the representations and warranties of the Seller Parties contained in this Agreement and any other agreement executed and delivered in connection with the transactions contemplated hereby are true and correct as of the Closing Date and (ii) each of the Seller Parties has performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Seller Parties prior to or on the Closing Date;

          (x) a certificate of the Secretary or Assistant Secretary of each of the Partners and of Parent as to the incumbency and signatures of the their respective officers executing this Agreement and any other certificate or document executed and delivered pursuant hereto;

          (xi) any consents of third Persons which are necessary to effectively transfer the Assets to Buyer;

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


          (xii) an affidavit or affidavits, together with such other evidence as may be required by the Title Company insuring title to the Owned Real Properties at Closing, which affidavits or other documentary evidence, if required, will be in form and substance satisfactory to the Title Company and sufficient to cause the Title Company to issue owner's title insurance policies to Buyer with respect to the Owned Real Properties;

          (xiii) non-foreign affidavits of Seller and the Partners in forms acceptable to Buyer;

          (xiv) an opinion of counsel to the Seller Parties as to the matters attached as Exhibit "J," subject to such assumptions, qualifications, and exceptions as are acceptable to Buyer and Gulf Island in their reasonable discretion;

          (xv) a settlement statement reflecting the adjustments to the Purchase Price required by Section 2.4 duly executed by Seller (the "Settlement Statement"); and

          (xvi) such other documents or instruments of conveyance as may be reasonably requested by Buyer or Gulf Island or as are reasonably necessary to transfer title to the Assets to Buyer as contemplated hereby or otherwise for the consummation of the transactions contemplated by this Agreement.

     (b) At the Closing, Gulf Island shall, or cause Buyer to, deliver to Seller (or, in the case of Section 2.3(b), the Escrow Agent):

          (i) the cash portion of the Purchase Price payable to Seller pursuant to Section 2.3;

          (ii) a stock certificate or stock certificates representing the shares of Gulf Island Common Stock issuable to Seller pursuant to Section 2.3;

          (iii) the Assignments, duly executed by Buyer;

          (iv) the Bill of Sale, duly executed by Buyer;

          (v) the Vehicle Documents, duly executed by Buyer;

          (vi) the Warranty Deeds, duly executed by Buyer;

          (vii) the Employment Agreements, duly executed by Buyer;

          (viii)  the  Registration  Rights  Agreement,  duly  executed  by Gulf
     Island;

          (ix) the Non-Competition Agreement, duly executed by Buyer;

          (x) the Lock-Up Agreement, duly executed by Gulf Island;

          (xi) the Transition Services Agreement, duly executed by Buyer;

          (xii) certificates, dated as of the Closing Date, executed by and appropriate executive officer of each of Buyer and Gulf Island, certifying that (i) the representations and warranties of Gulf Island and Buyer contained in this Agreement and any other agreement executed and delivered in connection with the transactions contemplated hereby are true and correct as of such date and (ii) Gulf Island and Buyer have performed and complied, in all material respects, with all covenants, agreements and conditions required by this Agreement to be performed or complied with by the Gulf Island and Buyer prior to or on the Closing Date;

          (xiii) a certificate of the Secretary or Assistant Secretary of each of Buyer and Gulf Island as to the incumbency and signatures of the their respective officers executing this Agreement and any other certificate or document executed and delivered pursuant hereto;

          (xiv) an opinion of counsel to Buyer and Gulf Island in the form attached as Exhibit "J," subject to such assumptions, qualifications, and exceptions as are acceptable to Seller Parties in their reasonable discretion; and

          (xv) the Cooperation Agreement duly executed by Buyer.

     (c) Each of the Seller Parties shall take such other actions as are reasonably requested by Gulf Island or otherwise reasonably required to consummate the transactions contemplated by this Agreement.

     (d) At the Closing, Buyer must also receive employment agreements, duly executed by each of the Key Employees, in the forms attached hereto as Exhibit "L" (the "Employment Agreements").

     Section 2.10 Effect of Consents to Transfer Not Obtained. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an assignment or agreement to assign any Assumed Contract, Warranty or Governmental Permit (or any rights thereunder) if an attempted assignment thereof, without the consent, waiver, confirmation, novation or approval (a "Consent") of a party thereto or any other Person, would constitute a breach or other contravention thereof, be ineffective with respect to any party thereto or in any way adversely affect the rights of Buyer or Seller thereunder. With respect to any such Assumed Contract, Warranty or Governmental Permit, after the Closing, each of the Seller Parties will use all necessary good faith efforts to obtain as expeditiously as possible the Consent of the other parties to such Assumed Contract, Warranty or Governmental Permit for the assignment thereof to Buyer or its designee or, alternatively, written confirmation from such parties reasonably satisfactory in form and substance to Buyer and Seller that such Consent is not required. To the extent that any such Consent is not obtained, each of the Seller Parties shall use all reasonable efforts to: (a) cooperate with Gulf Island and Buyer in any reasonable arrangement intended to provide to Buyer or its designee the benefits of any such Assumed Contract, Warranty or Governmental Permit; and (b) enforce for the benefit of Buyer or its designee any rights of Seller arising from any such Assumed Contract, Warranty or Governmental Permit.

                                   ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

     Except as set forth in the Disclosure Schedule attached hereto as Exhibit "M," the Seller Parties hereby represent and warrant to Gulf Island and Buyer, as of the Effective Date and as of the Closing Date, on a joint and several and solidary basis as follows:

     Section 3.1 Ownership. Parent is the ultimate U.S. domiciled owner of all of the issued and outstanding capital stock of each of the Partners, and the Partners are the sole partners comprising Seller. There is no existing subscription, debt security, option, warrant, calls, commitment or other agreement or right (whether statutory or contractual) to which Seller, either Partner or Parent is a party requiring, and there are no convertible securities of Seller or the Partners outstanding, which upon conversion would require, directly or indirectly, the issuance of any additional shares of capital stock or other equity securities of Seller or either Partner or other securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities of Seller or either Partner to any Person other than Parent, and there are no obligations (contingent or otherwise) of Seller to make investments in any other Person. There are no bonds, debentures, notes, lines of credit, letters of credit or other indebtedness of Seller issued and outstanding having the right to vote on any matters other than those owned by the Partners, and there are no bonds, debentures, notes, lines of credit, letters of credit or other indebtedness of the Partners outstanding other than those owned directly or indirectly by Parent.

     Section 3.2 Organization; Authority; Enforceability.

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power to carry out its business as now being conducted. The Partner, Gulf Deepwater Fabricators, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Texas. The Partner, Gulf Deepwater Yards, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Each Partner has all requisite power to carry out its business as now being conducted. Seller is a general partnership duly organized, validly existing and in good standing under the laws of Texas, and has all requisite power to carry out its business as now being conducted.

     (b) Each of the Seller Parties has the requisite power and authority to execute and deliver this Agreement and to carry out their respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action on the part of Parent, the Partners, and Seller, respectively, and no other corporate or partnership proceedings on the part of Parent, the Partners, or Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of the Seller Parties and the Partners and constitutes, and each other agreement, instrument or document executed or to be executed by the Seller Parties and the Partners in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Seller Parties and the Partners and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of each of the Seller Parties and the Partners, enforceable against each of them in accordance with its terms.

     Section 3.3 Legal Proceedings.

     (a) There are no Proceedings pending or to the knowledge of the Seller Parties threatened (i) seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, (ii) asserting that any Person, other than the Partners, is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, or any other voting, equity or ownership interest in, any of the outstanding capital stock or other equity interests of Seller or in any Assets, or (iii) that relate to the Assumed Contracts, the Warranties or the Governmental Permits, except as disclosed in Schedule 3.3 (a)(iii).

     (b)  Except as  disclosed  in  Schedule  3.3(b),  there are no  Proceedings pending, or to the knowledge of the Seller Parties, threatened against or relating to any of Seller, the Assets or the Business and there are no facts or circumstances that could reasonably be expected to result in any such Proceedings. No Proceedings have been instituted or, or to the knowledge of the Seller Parties, threatened by any Person seeking to restrain or prohibit or to obtain damages with respect to the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     Section 3.4 Qualification; Subsidiaries.

     (a) No actions or proceedings to dissolve Seller, either Partner or Parent are pending or, to the knowledge of the Seller Parties, are threatened. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the conduct of its business requires such qualification or licensing, and each such jurisdiction is listed on Schedule 3.4(a).

     (b) Seller does not own, directly or indirectly, any membership interests, shares of capital stock, or any other equity or ownership interest in any other Person. Seller is not a party to any partnership or joint venture agreement unless otherwise listed on Schedule 3.4(b).

     Section 3.5 No Conflict. Neither the execution and the delivery of this Agreement by either of the Seller Parties or of the Partners, nor the consummation of the transactions contemplated hereby do or will: (a)(i) violate, conflict with, or result in a breach of any provisions of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under; or (iii) result in the termination of or accelerate the performance required by, any of the terms, conditions or provisions of the respective Charter Documents of either of the Seller Parties or of the Partners or any note, bond, mortgage, indenture, deed of trust, lease, license, loan agreement or other agreement, instrument or obligation to or by which either of the Seller Parties or of the Partners or any of their respective assets are bound; (b) result in the creation of any Lien upon any of the Assets; or (c) violate any Applicable Law binding upon either of the Seller Parties or of the Partners or any of the Assets.

     Section 3.6 Consent. Except as set forth on Schedule 3.6, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity or any other Person is required to be obtained or made by the Seller Parties or of the Partners in connection with the execution, delivery or performance by the Seller Parties or of the Partners of this Agreement or the consummation of the transactions contemplated hereby other than compliance with and filings under the HSR Act, including, without limitation, the assignment and assumption of the Assumed Contracts pursuant to Section 2.1(d).

     Section 3.7 Charter Documents. Parent has provided to Gulf Island accurate and complete copies of (a) the Charter Documents of Seller and the Partners and
(b) the minutes of all meetings of the governing body of Seller (and all consents in lieu of such meetings) held since January 1, 2001. Such records, minutes and consents accurately reflect the ownership of Seller and all actions taken by the governing body, committees and members thereof. Seller is not in violation of any provision of its Charter Documents.

     Section 3.8 Financial Statements. Schedule 3.8 includes a true and complete copy of the Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistent with prior periods from the books and records of Seller, are complete, correct and in accordance with the books of account and records of Seller and fairly present the financial condition and results of operations of Seller on the dates, and for the periods indicated thereon, as applicable.  Seller  does  not  have  any  liabilities,  commitments,  debts  or obligations of any nature (whether accrued, absolute, liquidated or unliquidated, actual or contingent, unasserted or otherwise), except (a) liabilities disclosed, reflected or reserved against in the Financial Statements or Schedule 3.8 or (b) current liabilities and obligations incurred since September 30, 2005 in the ordinary course of business and outstanding on the Effective Date that individually do not exceed $25,000, except as disclosed in
Schedule 3.8(b).

     Section 3.9 Absence of Certain Changes. Except as disclosed in Schedule 3.9, since September 30, 2005, there has not been any material adverse change in the business, operations, properties, assets or conditions of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change. Except as disclosed in Schedule 3.9, Seller has operated the Business and the Assets in the ordinary course consistent with past practice and Seller has not, since September 30, 2005 (except with Gulf Island's written consent):

     (a) incurred any obligation or liability in excess of $25,000, absolute or contingent, except (i) trade or business obligations incurred in the ordinary course of business or (ii) sales, income, franchise or ad valorem taxes accruing or becoming payable in the ordinary course of business;

     (b) entered into any agreement or transaction requiring payments by Seller in excess of $25,000 not in the ordinary course of business;

     (c) subjected any of the Assets to any Lien;

     (d) increased the rate of compensation (including bonuses, contingent severance payments, retirement, profit sharing, benefits or any other payments) payable or to become payable to any of its officers, directors or employees, except periodic increases of such compensation in the ordinary course of business and consistent with Seller's past practices;

     (e) adopted any employee welfare, pension, retirement, profit sharing or similar plan or made any material addition to or modification of existing plans;

     (f) experienced any labor trouble or any material controversy or material unsettled grievance involving any personnel;

     (g) entered into, terminated or received notice of the termination of any Material Contract, commitment or transaction or waived any right of material value to it;

     (h) made any change in any accounting principle, procedure or practice followed by it;

     (i) made any capital expenditure in an aggregate amount of $50,000 or more or entered into any Lease;

     (j) suffered any material damage, destruction or casualty with respect to the Assets, or experienced any events, conditions, losses or casualties which have resulted in or are reasonably likely to result in claims under its insurance policies with respect to the Assets of an aggregate of $50,000 or more;

     (k) disposed of any spare parts outside the ordinary course of business;

     (l) defaulted under any note, loan, mortgage, guarantee or other instrument of indebtedness or any Material Contract;

     (m) received any notification, warning or inquiry from, or given any notification to or had any communication with, any Governmental Entity, with respect to any proposed remedial action for any violation or alleged or possible violation of any Applicable Law, nor are any facts known to the Seller Parties that may reasonably be expected to give rise to any such notification, warning or inquiry;

     (n) transferred any asset, right or interest to, or entered into any transaction with any of its Affiliates;

     (o) amended its Charter Documents; or

     (p) made any agreement or commitment to do any of the foregoing.

     Section 3.10 Inventory. All inventory of Seller is of a quality and quantity that is usable in the ordinary course of their respective businesses except as disclosed in Schedule 3.10 and is sold as seen.

     Section 3.11 Equipment. Schedule 2.1 lists all items of equipment owned by Seller as reflected on Seller's asset register. Except as otherwise noted on
Schedule 3.11, each item of equipment listed on Schedule 3.11 is in good working order and condition, taking into account its age and normal wear and tear. Seller has performed, or caused to be performed, all necessary maintenance and repairs on the equipment listed on Schedule 3.11 to maintain such equipment in good working order and condition, taking into account its age and normal wear and tear. Seller's maintenance books and logs with respect to such equipment are accurate in all material respects.

     Section 3.12 Suppliers and Customers. Schedule 3.12 lists the top five customers by revenue of Seller in each of 2001, 2002, 2003, and 2004. To the knowledge of the Seller Parties, except to the extent in either case as could not reasonably be expected to have a material adverse effect on the Business or as stated on Schedule 3.12: (i) no supplier providing products, materials or services to Seller intends to (A) cease selling such products, materials or services to Seller, (B) limit or reduce such sales to Seller or (C) materially alter the terms or conditions of such sales; and (ii) no customer of Seller listed on Schedule 3.12 has terminated or intends to terminate, limit or reduce its or their business relations with Seller.

     Section 3.13 Real Property.

     (a) Schedule 2.1(a) sets forth a true and complete list of all real property owned by Seller (collectively, the "Owned Real Properties"). Except for Permitted Encumbrances, Seller has good and merchantable title in fee simple to all Owned Real Properties. Except for Permitted Encumbrances, none of the Owned Real Properties is subject to any Liens, except for easements, rights of way, encroachments or other restrictions or matters affecting title which do not prevent the Owned Real Properties from being used for the purpose for which they are currently being used or otherwise materially impair Seller's current operations or the value of the Owned Real Properties.

     (b) All improvements on the Owned Real Properties and the operations therein conducted conform in all material respects to all applicable health, fire, safety, zoning and building laws, ordinances and administrative regulations.

     (c) The buildings, driveways and all other structures and improvements upon the Owned Real Properties are all within the boundary lines of such Owned Real Properties (and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person) or have the benefit of valid easements, and there are no outstanding requirements by any insurance company which has issued a title policy covering any such property which is a condition to continued coverage under such policy at the current insurance premium.

     (d) No Person, other than Seller, is in possession of all or any portion of the Owned Real Properties under any unrecorded leases, tenancy at will or otherwise.

     (e) Seller, during the time of ownership of the Owned Real Properties, has neither conveyed any portion of the Owned Real Properties nor done any act or allowed any act to be done which has changed or could change the boundaries of the Owned Real Properties, except as disclosed in the real estate records of the counties in which the Owned Real Properties are located and except for Permitted Encumbrances.

     (f) Seller has allowed no easements, rights of way, continuous driveway usage, drain, sewer, water, gas or oil pipeline or other rights of passage to others over the Owned Real Properties and has no knowledge of such adverse rights  other than those  found in the real  estate  records of the  counties in
which  the  Owned  Real   Properties   are  located  and  except  for  Permitted
Encumbrances.

     Section 3.14 Real Property Leases. Seller has no leases or other occupancy interests of real property owned by other Persons.

     Section 3.15 Personal Property.

     (a)  Except  as set  forth in  Schedule  3.15(a)  and the  leased  Personal
Property  listed on  Schedule  3.15(b),  Seller has good  title to all  personal property Assets, including, without limitation, inventory, work in process (subject to claims of Seller's customers), equipment, machinery, tools, furniture, supplies, telephone and telecopy numbers, and email addresses (the "Personal Property"), free and clear of all Liens, other than Liens for Taxes not yet due and payable and Provider Liens.

     (b) Schedule 3.15(b) sets forth a true and complete list of all Leases relating to the Personal Property leased by Seller, the expiration date of each such lease, and the monthly rental due under each such lease. Seller holds valid leaseholds in all of the Personal Property leased by it, which leases are enforceable in accordance with their respective terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to
enforcement  of  creditors'  rights   generally,   and  (ii)  general  equitable
principles.

     (c) Seller is not in breach of or default (and, to the knowledge of the Seller Parties, no event has occurred which, with due notice or lapse of time or both, may constitute such a lapse or default) under any Lease of any item of Personal Property leased by it. To the knowledge of the Seller Parties, no other party is in breach or default under any such Lease for any item of Personal Property.

     Section 3.16 Sufficiency of Assets. The Assets, taken as a whole, constitute all of the assets (except the Excluded Assets) used or held for use by Seller in the operation of the Business in the manner presently operated by Seller, except as disclosed in Schedule 3.16.

     Section 3.17 Governmental Permits. Schedule 2.1(g) sets forth a complete and correct list of all Governmental Permits held by Seller and the expiration date of each listed Governmental Permit. Except as set forth on Schedule 2.1(g),
(a) Seller has all Governmental Permits that are necessary or required for the conduct of its business; (b) Seller has conducted its business in compliance with, and is in compliance with, all Governmental Permits; (c) to the best of Seller's knowledge no Governmental Permit will be subject to suspension, modification, revocation, termination, cancellation or non-renewal as a result of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (provided, however, that Buyer shall be required to apply for the re-issuance of such Governmental Permits in Buyer's name as the result of the transaction contemplated hereby); (d) no event has occurred or condition exists which constitutes, or after notice or lapse of time or both would constitute, a breach or default under any Governmental Permit or which would allow, or after notice or lapse of time or both would allow, revocation or termination of any Governmental Permit; and (e) there has been no notice of cancellation, default or any dispute concerning any Governmental Permit.

     Section 3.18 Compliance with Laws. Except as set forth on Schedule 3.18 and for violations that can not reasonably be expected to have a material adverse effect on Seller, Buyer or the Assets, Seller has at all times since January 1, 2001 complied with, and is not currently in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its business or the ownership or operation of its assets.

     Section 3.19 Material Contracts and Warranties.

     (a) Schedule 3.19(a) lists and briefly describes all Material Contracts. A complete and correct copy of each Material Contract has been furnished to Gulf Island. Each Material Contract is valid, binding and enforceable, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles. Seller and, to the knowledge of the Seller Parties, each other party to each Material Contract, is in compliance in all material respects with the provisions of such Material Contract.

     (b) Schedule 3.19(b) sets forth a true and complete list of all outstanding warranty claims asserted by third parties with respect to any services, construction or fabrication performed by Seller or products sold by Seller.

     (c) All work performed by Seller for its customers under the Assumed Contracts has been performed according to the scope of work and milestone and other scheduling requirements thereof. Seller does not anticipate any delay in completing the work required under the Assumed Contracts in accordance with the Assumed Contracts' requirements, including milestone and other scheduling requirements. Seller has not deviated in any material way from the scope of work or schedule imposed by any Assumed Contract (taking into account all executed change orders), and, except as set forth on Schedule 3.19(c), no change orders under the Assumed Contracts are contemplated by Seller or, to the best of Seller's knowledge, its customers.

     Section 3.20 Crane Commitments. All commitments entered into by Seller with respect to the renting or acquisition of additional cranes that do not constitute Material Contracts are assignable to Buyer without the consent of any other party thereto except as disclosed in Schedule 3.20.

     Section 3.21 Environmental Matters.

     (a) Except as set forth on Schedule 3.21(a):

          (i) Seller has complied, and are complying with, all Environmental Laws and the requirements of any permits, licenses or authorizations issued under such Environmental Laws with respect to Seller, the Assets or the Business except for instances of non-compliance which can not reasonably be expected to have a material adverse effect on Seller, Buyer or the Assets;

          (ii) Buyer shall not incur any liability under any Environmental Laws as a result of conditions or contamination existing on the Owned Real Properties as of the Closing Date or as a result of activities which occurred at or in connection with the Owned Real Properties on or prior to the Closing Date (including, without limitation, any liability for exposure suffered by any of Seller's current or former employees, independent contractors, or employees of such independent contractors to asbestos, silica, manganese or other substances during the period ending on the Closing Date), and, to the best of Seller's knowledge, since January 1, 2001, there are no circumstances, activities, events, conditions or occurrences that could reasonably be anticipated to (A) form the basis of an Environmental Claim against Seller or Parent with respect to Seller with respect to a liability in excess of $100,000, (B) cause Seller to be subject to any restrictions on its ownership, occupancy, use or transferability of any of its properties or assets under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in any property owned, leased, operated or otherwise used by Seller or (D) prevent or interfere with Seller's ability to fully operate and conduct the Business in full compliance with applicable Environmental Laws;

          (iii) all Governmental Permits required under Environmental Laws to operate and conduct the respective businesses of Seller have been obtained, are valid and are in full force and effect;

          (iv) there are no past, pending or threatened Environmental Claims against Seller or Parent with respect to Seller, except for past Environmental Claims that have been resolved and that can not be reasonably expected to have a material adverse effect on Seller, Buyer or the Assets;

          (v) to the best of Seller's knowledge there is no asbestos contained in, forming part of or contaminating any part of any property owned, leased, operated or otherwise used by Seller and no polychlorinated biphenyls (PCBs) are used, stored, located at or contaminate any part of any property owned, leased, operated or otherwise used by Seller;

          (vi) to the best of Seller's knowledge there are no heavy metals or other substances contained in dredged materials deposited on the Owned Real Properties in excess of or in violation of the requirements of Environmental Laws;

          (vii) no cleanup, investigation or remedial action has occurred at any of the properties that were formerly or are currently owned, leased, operated or otherwise used by Seller that has resulted in or could result in the assertion or creation of a Lien on such property by any Governmental Entity and for which Seller would be responsible, nor has any such assertion of a Lien been made by any Governmental Entity with respect thereto that has not been removed; and

          (viii) Seller is not in violation of any order or requirement of any court or Governmental Entity pertaining to health or the environment, nor are there any conditions existing on or resulting from the operations of Seller that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Law.

     (b) All Hazardous Materials or solid wastes generated by or as a result of operations of Seller and requiring disposal have been transported offsite and have not been treated or disposed of on site, and then only by carriers maintaining valid authorizations under applicable Environmental Laws; have been treated and disposed of only at treatment, storage and disposal facilities maintaining valid authorizations under applicable Environmental Laws. To the extent required by law or regulation, appropriate manifests or shipping documents for each such shipment were prepared and have been maintained, and such carriers and facilities have been and are operating in substantial compliance with such authorizations and are not the subject of any pending or threatened action, investigation or inquiry by any Governmental Entity in connection with any Environmental Laws.

     (c) Without limiting the foregoing and except as set forth on Schedule 3.21, there is no liability (accrued or contingent) to any non-governmental third party in tort or common law in connection with any release or threatened release of any Hazardous Material into the environment as a result of operations conducted by or on behalf of Seller.

     Section 3.22 Employee Plans.

     (a) Schedule 3.22(a) lists each Employee Plan that Seller maintains, administers, contributes to, or has any contingent liability with respect thereto. Seller has provided a true and complete copy of each Employee Plan maintained for the benefit of, or relating to, either current or former employees of Seller or any Affiliate who work in the Business, current summary plan description (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with: (i) all annual reports (Form 5500), if any, that have been prepared in connection with each such Employee Plan for the last three plan years; (ii) all material communications received from or sent to the Internal Revenue Service or the Department of Labor within the last two years (including a written description of any oral communications); (iii) the most recent Internal Revenue Service determination letter with respect to each Employee Plan; and (iv) all related actuarial reports, insurance contracts, administrative service agreements.

     (b) Schedule 3.22(b) identifies each Benefit Arrangement that Seller maintains or administers. Seller has made all contributions to, and has no contingent liability with respect to, any of its Benefit Arrangements. Seller has furnished to Gulf Island copies or descriptions of each Benefit Arrangement. Each Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any Applicable Law.

     (c) Neither Seller nor any ERISA Affiliate has ever maintained or contributed to an Employee Plan that is or was (i) a plan subject to Title IV of ERISA, (ii) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (iii) a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA), or (iv) a plan that provided benefits through a "voluntary employees' beneficiary association" (as defined in Section 501(c)(9) of the Code).

     (d) Each Employee Plan has been maintained and administered in compliance with its terms and with the requirement prescribed by any and all Applicable Laws, including, but not limited to, ERISA and the Code. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has been the subject of an Internal Revenue Service determination letter, and no event has occurred since the issuance of any such determination letter that would create a material risk of revocation of any such determination letter.

     (e) Full payment has been made of all amounts that the Seller Parties have been required to have paid as contributions or premiums to any Employee Plan or Benefit Arrangement under Applicable Law or under the terms of any such plan or arrangement.

     (f) Neither of the Seller Parties, nor any of their respective officers, directors or employees have engaged in any transaction with respect to an Employee Plan that could subject any of such parties to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or
Section 4975 of the Code.

     (g) Except for health care continuation requirements under COBRA or applicable state law, Seller does not have any obligations for retiree health or retiree life benefits (whether or not insured) to any current or former employee after his or her termination of employment or service with Seller.

     (h) There is no  Proceeding  or other  dispute  pending  or, to the  Seller
Parties' knowledge, threatened that involves any Employee Plan or Benefit Arrangement or any fiduciary (as defined in ERISA Section 3(21)) of such Employee Plan or Benefit Arrangement.

     (i) No employee or former employee of Seller will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of compensation or deferred compensation, an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated by this Agreement.

     (j) Seller is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code (i.e., a golden parachute).

     (k) None of the Employee Plans and Benefit Arrangements maintained or administered by Seller is presently under audit or examination (nor has notice been received of a potential audit or examination) by any Governmental Entity, and no matters are pending with respect to any Employee Plan under any voluntary compliance resolution or similar program administered by any Governmental Entity.

     Section 3.23 Taxes. Except as set forth on Schedule 3.23:

     (a) All Returns required to be filed on or prior to the date hereof by or on behalf of Seller and the Partners have been duly filed on a timely basis and in correct form. Such Returns (including all attached statements and schedules) are true, complete and correct. An extension of time within which to file any Return that has not been filed has not been requested or granted. Seller and the Partners have paid in full all Taxes payable on the Returns or on subsequent assessments with respect thereto. There are no other Taxes that are payable by Seller or the Partners or for which any of Seller or the Partners is liable with respect to items or periods covered by the Returns (whether or not shown on or reportable on such Returns) or with respect to any taxable period (or portions thereof) ending on or prior to the Closing.

     (b) Seller has withheld or, by the Closing Date, it will have withheld and paid over all Taxes required to have been withheld and paid over (including any estimated taxes) with respect to periods (or portions thereof) ending on or prior to the Closing Date. Seller has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (c) There are no Liens on any of the assets of Seller with respect to Taxes, other than Liens for current Taxes not yet due and payable.

     (d) Parent has made available to Gulf Island true and complete copies of all Returns of Seller and all Returns in which the operations of Seller are reflected for all periods beginning on or after January 1, 2003.

     (e) Seller is not party to or bound by any tax sharing or allocation agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Entity).

     (f) Except as set forth on Schedule 3.23(f), none of the Assets:

          (i) Secures any debt;

          (ii) Is "tax exempt use property" within the meaning of Section 168(h) of the Code;

          (iii) Is "tax exempt bond  financing  property"  within the meaning of
     Section 168(g)(5) of the Code;

          (iv) Is "limited use property" within the meaning of Revenue Procedure 76 30; or

          (v) Will be treated as owned by any other person pursuant to the provisions of Section 168(f)(8) of the Code.

     (g) Seller is not a party to any joint venture, partnership or other arrangement or contract (other than the partnership agreement of Seller) that is or could be treated as a partnership for federal income tax purposes.

     Section 3.24 Certain Payments. Neither Seller, nor any manager, member, agent, or employee of Seller, or any other Person associated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate of Seller or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or material asset that has not been recorded in the books and records of Seller.

     Section  3.25  Transactions  with Certain  Persons.  Except as set forth on
Schedule 3.25 and except for at-will employment relationships in the ordinary course of business, none of (i) Parent, (ii) any director, officer or employee of Parent or Seller, or (iii) any of such Person's Affiliates, is presently a party to any transaction with Seller, including without limitation, any contract, agreement or other arrangement providing for the furnishing of services by, or the rental of real or personal property from, any such Person or from any of such Person's Affiliates.

     Section 3.26 Intellectual Property. Schedule 3.26 sets forth a true and complete list of all Intellectual Property owned by or used in the business of Seller, indicating whether such property is owned or licensed. Seller either owns or has valid licenses to use all Intellectual Property used in its business as presently conducted; provided, however, that the Seller Parties make no representation or warranty with respect to Seller's ownership of the name "Gulf Marine Fabricators," which is being transferred to Buyer without warranty. Seller is in compliance with all such licenses and agreements and there are no pending or threatened Proceedings challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property or the right of Seller to use, copy, modify or distribute the same.

     Section 3.27 Insurance. Schedule 3.27 sets forth a complete and correct list and summary description, including coverage limitations thereunder, of all insurance policies and binders maintained by Seller and that relate to the Business or the Assets. Except as set forth on Schedule 3.27, all premiums due under such policies and binders have been paid or accrued for on Seller's accounting records as of the date of this Agreement, all such policies and binders are in full force and effect, no notice of cancellation or nonrenewal of any such policy or binder has been received by Seller and no notice of disallowance of any claim under any insurance policy or binder, whether or not currently in effect, has been received by Seller.

     Section 3.28 Safety and Health. The property and assets of Seller have been, and currently are being, operated in all material respects in compliance with all Applicable Laws designed to protect safety and health including, without limitation, the Occupational Health and Safety Act of 1970, as amended. Seller has not received any written notice of any violations, deficiency, investigation or inquiry from any Governmental Entity, employee or third party under any such law and, to the Seller Parties' knowledge, no such investigation or inquiry is planned or threatened.

     Section 3.29 Books and Records. Except to the extent prohibited by Applicable Law, Gulf Island has been provided with access to or copies of all of the books and records of Seller requested by Gulf Island, including all personnel files, employee data and other materials relating to employees, and such books and records are complete and correct and have been maintained in accordance with good business practice and all Applicable Laws. Such books and records accurately and fairly reflect, in reasonable detail, all assets, liabilities and material transactions of Seller.

     Section 3.30 Labor Matters.

     (a) Schedule 3.30(a) sets forth a true and complete list of all current employees of Seller (whether direct employees or employees seconded by
Affiliates of Seller) and their current hourly wage or monthly salary, as applicable, and their respective hire dates.

     (b) Schedule 3.30(b) lists all written employment, commission, bonus or other compensation and consulting agreements to which Seller is a party. Except as set forth on Schedule 3.30(b), Seller is not a party to any written or oral employment, commission, bonus or other compensation or consulting agreement that Seller may not terminate without any payment or penalty, at will, with or without cause.

     (c) (i) To the best of Seller's knowledge, except as disclosed on Schedule 3.30(c), Seller is in compliance with all Applicable Laws relating to employment and employment practices, wages, hours, and terms and conditions of employment,
(ii) there is no unfair labor practice charge or complaint against Seller pending before any Governmental Entity, (iii) there is no labor strike, slowdown, work stoppage or lockout actually pending or threatened against or affecting Seller, (iv) there is no representation claim or petition pending before any Governmental Entity, (v) there are no charges with respect to or relating to Seller pending before any Governmental Entity responsible for the prevention of unlawful employment practices and (vi) Seller has received no formal notice from any Governmental Entity responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Seller and no such investigation is in progress.

     Section 3.31 Documents and Written Materials. Originals or true and complete copies of all documents or other written materials underlying items listed in the Disclosure Schedule have been furnished or made available to Gulf Island in the form in which each of such documents is in effect.

     Section 3.32 Brokers' Fees. None of the Seller Parties have incurred any obligation or liability, contingent or otherwise, for brokerage or finder's fees or investment banking fees or other similar payments in connection with this Agreement for which either Buyer or Gulf Island is or will be responsible.

     Section 3.33 Investment Representation.

     (a) Seller is acquiring the shares of Gulf Island Common Stock payable hereunder for investment for its own account and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof. In receiving such shares, Seller is not offering or selling, and will not offer and sell, for Gulf Island in connection with any distribution of such shares, and Seller does not have any contract, undertaking, agreement or arrangement with any person for the distribution of such shares and will not participate in any undertaking or in any underwriting of such an undertaking except in compliance with Applicable Law.

     (b) Seller has been afforded access to information about Gulf Island and Gulf Island's financial position, results of operation, business, property and management sufficient to enable it to evaluate an investment in the shares of Gulf Island Common Stock payable hereunder, and has had the opportunity to ask questions of and has received satisfactory answers from Gulf Island concerning the foregoing matters.

     (c) Seller acknowledges that the certificates representing the shares of Gulf Island Common Stock to be issued hereunder will bear a restrictive legend substantially similar to the following:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any jurisdiction within the United States, and may not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such shares are registered under such Act or an opinion of counsel satisfactory to Gulf Island Fabrication, Inc. is obtained to the effect that such registration is not required. The Shares represented by this certificate are further subject to the terms of that certain Lock-Up Agreement dated _________ between the certificate holder and Gulf Island Fabrication, Inc., a copy of which may be obtained from Gulf Island Fabrication, Inc."

     (d) None of the Seller Parties or their respective Affiliates (i) owns any shares of Gulf Island Common Stock, and (ii) other than the Gulf Island Common Stock issuable to the Seller pursuant to Section 2.3, has any right or option to acquire any such shares.

     Section 3.34 Disclosure. No representation or warranty of the Seller Parties contained in this Agreement, including in the Disclosure Schedule, contains any misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. There is no fact known to either of the Seller Parties that has specific application to Seller or the transactions contemplated by this Agreement (other than general economic or industry conditions) and that materially and adversely affects the business, operations, properties, prospects, assets or conditions of Seller that has not been set forth in this Agreement or in the Disclosure Schedule.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF GULF ISLAND AND BUYER

     Gulf Island and Buyer represent and warrant to the Seller Parties, as of the date hereof and as of the date of the Closing, on a joint, several and solidary basis as follows:

     Section 4.1 Organization.

     (a) Gulf Island is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite corporate power and authority to own its properties and carry on its business as now being conducted.

     (b) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite limited partnership power and authority to own its properties and carry on its business as now being conducted.

     Section 4.2 Authority; Enforceability. Each of Gulf Island and Buyer have the requisite corporate and limited partnership power and authority, respectively, to execute and deliver this Agreement and to carry out its respective obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and limited partnership action on the part of Gulf Island and Buyer, respectively, and no other corporate or limited partnership proceedings on the part of either Gulf Island or Buyer, respectively, are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of Gulf Island and Buyer and constitutes a valid and binding obligation of each of Gulf Island and Buyer, enforceable against each of them in accordance with its terms except to the extent that such enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by equitable principles.

     Section 4.3 Consents and Approvals; Conflicts. No filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution by either Gulf Island or Buyer of this Agreement or the consummation by Gulf Island or Buyer of the transactions contemplated hereby other than compliance with and filings under the HSR Act. Neither the execution and delivery of this Agreement by either Gulf Island or Buyer, nor the consummation of the transactions contemplated hereby, will violate any of the provisions of the Charter Documents of either Gulf Island or Buyer; conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any court order, consent decree, note, bond, mortgage, indenture, deed of trust, or any license or agreement binding on either Gulf Island or Buyer or to which either Gulf Island or Buyer is subject or a party, or constitute a default thereunder; or result in the creation of any Lien upon any of the assets of either Gulf Island or Buyer, except for any such conflict, breach, termination, acceleration, default or Lien that would not have a material adverse effect on (a) the business, assets or financial condition of either Gulf Island or Buyer or (b) either Gulf Island's or Buyer's ability to consummate any of the transactions contemplated hereby.

     Section  4.4  Ownership  of  Subsidiary.   Gulf  Island  owns  all  of  the
outstanding ownership interests in the partners of Buyer.

     Section 4.5 Capitalization.

     (a) The authorized capital stock of Gulf Island consists of 20,000,000 shares of common stock, no par value per share, of which as of December 16, 2005, 12,276,821 shares were issued and outstanding, and 5,000,000 shares of preferred stock, no par value per share, of which as of that date no shares were issued and outstanding. All such issued and outstanding shares have been duly authorized and are validly issued, fully paid and non-assessable.

     (b) The shares of Gulf Island Common Stock to be issued hereunder, when issued and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable.

     Section 4.6 Legal Proceedings. There are no Proceedings pending, or to the knowledge of Gulf Island or Buyer threatened, against Gulf Island or Buyer seeking to restrain, prohibit or obtain damages or other relief in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.7 Financial Statements. The financial statements included in Gulf Island's Form 10-K filings with the Securities and Exchange Commission have been prepared in accordance with GAAP consistent with prior periods (except as otherwise noted in such filings) from the books and records of Gulf Island, are complete, correct, and in accordance with the books and accounts of records of Gulf Island and fairly present the financial condition and results of operations of Gulf Island on the dates, and for the periods indicated thereon.

     Section 4.8 Compliance with Laws. Except as set forth on Schedule 4.8 and for violations that can not reasonably be expected to have a material adverse effect on Gulf Island, Gulf Island has at all times since January 1, 2001 complied with, and is not currently in violation of, and has not received any notices of violation with respect to, any Applicable Law with respect to the conduct of its business or the ownership of its assets.

     Section 4.9 Certain Payments. Neither Gulf Island or Buyer nor any employee of Gulf Island or Buyer has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Gulf Island or Buyer or (iv) in violation of any Applicable Law; or (b) established or maintained any fund or material asset that has not been recorded in the books and records of Gulf Island or Buyer.

     Section  4.10  Transaction  With  Certain  Persons.  Except as set forth on
Schedule 4.10 and except for employment relationships in the ordinary course of business, none of (i) any director, officer or employee of Gulf Island or Buyer, or (ii) any of such Person's Affiliates, is presently a party to any transaction with Gulf Island or Buyer, including without limitation, any contract, agreement or other arrangement providing for the furnishing of services by, or the rental of real or personal property from, any such Person or from any of such Person's Affiliates.

     Section 4.11 Safety and Health. The property and assets of Gulf Island and Buyer have been, and currently are being, operated in all material respects in compliance with all Applicable Laws designed to protect safety and health including, without limitation, the Occupational Health and Safety Act of 1970, as amended, except where non-compliance can not reasonably be anticipated to have a material adverse effect on Gulf Island. Neither Gulf Island nor Buyer have received any written notice of any violations, deficiency, investigation or inquiry from any Governmental Entity, employee or third party under any such law and, to Gulf Island's and Buyer's knowledge, no such investigation or inquiry is planned or threatened.

     Section 4.12 No Pending Acquisition. Neither Gulf Island nor any of its subsidiaries is currently a party to any negotiations that can be reasonably anticipated to result, prior to or within 60 days of the Closing Date, in (i) another Person's acquisition of Gulf Island or all or substantially all of Gulf Island's assets or (ii) except for the transaction contemplated by this Agreement, the acquisition by Gulf Island or one of its subsidiaries of another Person or all or substantially all of another Person's assets, in each instance, whether through a stock purchase, asset purchase, merger or other similar transaction.

     Section 4.13 Environmental Matters. Except as set forth in Gulf Island's 2004 Annual Report, Buyer and Gulf Island have complied, and are complying with, all Environmental Laws and the requirements of any permits, licenses or authorizations issued under such Environmental Laws with respect to Gulf Island, except for instances of non-compliance which can not reasonably be expected to have a material adverse effect on Seller, Buyer or Gulf Island.

     Section 4.14 Divestment. Buyer and Gulf Island hereby agree not to sell the Assets until the Chevron Tahiti Project is completed; provided, however, that, prior to such time, Buyer may sell or otherwise dispose of (i) the Owned Real Property in Refugio, Texas and all improvements and Personal Property thereon,
(ii) any obsolete, damaged or destroyed equipment or inventory, (iii) any inventory or equipment that is incorporated into work delivered to customers, and (iv) any other Assets that are not material to the continued operation of the Business.

     Section 4.15 Disclosure. No representation or warranty of either Buyer or Gulf Island contained in this Agreement contains any misstatement of a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                   ARTICLE V
                              PRE-CLOSING COVENANTS

     Section 5.1 Access.

     (a) During the period beginning on the date hereof and ending at the Closing, the Seller Parties will (i) give or cause to be given to Gulf Island and its representatives such access, during normal business hours, to the properties, books and records of Seller as Gulf Island shall from time to time reasonably request and (ii) furnish or cause to be furnished to Gulf Island such financial and operating data and other information with respect to Seller as Gulf Island shall from time to time reasonably request. Gulf Island and its representatives shall be entitled to such access to the representatives, officers and employees of Seller as Gulf Island may reasonably request.

     (b) From and after the Closing, Gulf Island will, and will cause Buyer to, use their commercially reasonable efforts to (i) cause to the employees of Seller as of immediately prior to the Closing that are employed by Buyer after the Closing to be reasonably available to Seller for the purpose of assisting Seller with the prosecution or defense of the Proceedings listed on Schedule 3.3(b) and (ii) make available to Seller for Seller to copy, at Seller's expense, such documents or other information obtained by Buyer from Seller pursuant to this Agreement as Seller may reasonably require for the prosecution or defense of such Proceedings or for other matters such as tax audits, warranty claims, and employee matters. Seller shall promptly reimburse Buyer the salaries or wages that are paid by Buyer to such Employees with respect to the time that such Employees assist Seller with respect to such Proceedings.

     Section 5.2 Inspection. Gulf Island shall have the right, at its sole risk and cost, to inspect the Assets at any reasonable time and from time to time prior to the Closing, provided that such inspection shall be conducted in a manner that does not unreasonably interfere with the operation of the Business.

     Section 5.3 Conduct of the Business. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Gulf Island, during the period commencing on the date hereof and ending at the Closing, Seller shall operate the Business in the ordinary course consistent with past practice, and shall not take any action or fail to take any action, except as required by Applicable Law, that would cause any of the representations and warranties of the Seller Parties contained in Section 3.9 to be untrue as of the date of the Closing. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved in writing by Seller, Buyer or Gulf Island shall not take any action or fail to take any action, except as required by Applicable Law, that would cause any of the representations and warranties of Buyer or Gulf Island contained in Article IV to be untrue in any material respect as of the Closing.

     Section 5.4 Further Actions. Subject to the terms and conditions hereof, the Seller Parties will each use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using best efforts: (a) to obtain prior to the Closing all Governmental Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Seller as are necessary for the consummation of the transactions contemplated hereby; (b) to effect all necessary registrations and filings; and (c) to furnish to Gulf Island such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of any third party is required under the terms of any of the Assumed Contracts to the transactions contemplated by this Agreement, the Seller Parties will use their best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. The Seller Parties shall cooperate fully with Gulf Island and Buyer to the extent reasonably required to obtain such consents.

     Section 5.5 HSR Act. Gulf Island, Buyer and the Seller Parties shall, (i) as promptly as practicable, but in no event later than three business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) use their reasonable best efforts to cause to be taken on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement by January 30, 2006. Any notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Gulf Island, Buyer and the Seller Parties shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Gulf Island, Buyer and the Seller Parties shall keep each other party apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its reasonable best efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary,
(i) neither Gulf Island, Buyer nor any of their respective Affiliates shall be required to commence or defend any Proceeding or to divest, dispose of or hold separate any assets or any business to secure such HSR Act clearance and (ii) none of the Seller Parties shall agree to any divestiture or disposal of any of the Assets or enter into any agreement with the FTC or any other Governmental Entity regarding the transactions contemplated by this Agreement without the prior written consent of Gulf Island. Gulf Island and Buyer, on the one hand, and the Seller Parties, on the other hand, shall each be responsible for 50% of any filing fees incurred by the Seller Parties, Buyer and Gulf Island associated with the HSR Act filing.

     Section 5.6 Notification. The Seller Parties shall promptly notify Gulf Island in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against Parent, the Partners or Seller or, to their knowledge, threatened against any of them that challenges the transactions contemplated hereby or could have a material adverse effect on Buyer, the Business or the Assets; (ii) any material damage or destruction of any of the Assets; and (iii) any material adverse change in the condition, results of operations earnings or prospects of the Business. Gulf Island shall promptly notify the Seller Parties in writing and keep them advised as to any litigation or administrative proceeding filed or pending against Gulf Island or Buyer or, to their knowledge, threatened against any of them, that challenges the transactions contemplated hereby and shall provide the Seller Parties with copies of all press releases and Forms 8-K filed after the Effective Date and prior to the Closing Date. Notwithstanding the foregoing, any notice given pursuant to this Section 5.6 shall not be deemed to alter, amend or modify the
representations   and  warranties  of  the  Seller  Parties  contained  in  this
Agreement.

     Section 5.7 Acquisition Proposals. None of the Seller Parties, nor any Affiliate, director, officer, employee or representative of any of them shall, directly or indirectly (i) solicit, initiate or knowingly encourage any offer or proposal for or any indication of interest in, a merger or other business combination involving Seller or any of their Affiliates, or the acquisition of an equity interest in or substantial portion of the Assets other than the transactions contemplated by this Agreement (each, an "Acquisition Proposal") or
(ii) engage in discussions or negotiations with any Person that is considering making or has made an Acquisition Proposal. The Seller Parties shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons other than Buyer and Gulf Island conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal (other than Gulf Island) to return to the Seller Parties all confidential information hereto furnished to such Person by or on behalf of either of the Seller Parties.

     Section 5.8 Public Announcements. Except as may be required by any Applicable Law or the rules of any securities exchange or trading market on which Gulf Island's and Seller's ultimate parent's securities are traded, neither Gulf Island and Buyer on the one hand, nor the Seller Parties on the other hand, shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Gulf Island, Buyer, and the Seller Parties contemplate, however, that a mutually acceptable press release will be issued immediately following the execution of this Agreement.

     Section 5.9 Liabilities. Except as set forth on Schedule 3.9 and subject to Sections 5.3 and 5.10, Seller shall not, and Parent shall not cause Seller to, after the Effective Date and prior to the Closing, incur any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), except (i) current liabilities that have arise in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement) and (ii) liabilities arising under executory contracts entered into in the ordinary course of business.

     Section 5.10 New Bids and Contracts.

     (a) Gulf Island and Buyer acknowledge that Seller has, on the Effective Date, outstanding bids for future work ("Existing Bids"). Following the Effective Date, if Seller intends to submit a bid for new work other than Minor Work, Seller shall ask Buyer and Gulf Island if they or any of their subsidiaries intend also to submit a bid for the same work. If none of Buyer, Gulf Island or their subsidiaries intends to submit a bid for such work, then Seller shall review Seller's proposed bid with Buyer and Gulf Island, and Buyer and Gulf Island shall inform Seller, in writing, whether they approve of the bid terms, in which event the bid shall be deemed an "Approved Bid" and, if still outstanding on the Closing Date, included among the Assumed Contracts on the Closing Date. If Buyer and Gulf Island do not approve the bid in writing, Seller may nevertheless elect to submit the bid but all obligations resulting from such bid shall, unless otherwise subsequently agreed in writing by Buyer, remain Seller's sole responsibility following the Closing Date. If Seller and Buyer, Gulf Island or one of their subsidiaries are both bidding upon a particular piece of work following the Effective Date, Seller shall not, except as provided in Section 5.10(b), share any information concerning such bid with Buyer, Gulf Island or their subsidiaries and such bid shall be deemed a "Competitive Bid."

     (b) At least seven calendar days prior to the Closing Date, Seller and Buyer shall review all (i) Existing Bids and Competitive Bids then outstanding and all contracts and letters of award received by Seller since the Effective Date as the result of Existing Bids and Competitive Bids and (ii) all contracts and letters of award resulting from Approved Bids but which deviate from the terms of the Approved Bid in some material way to allow Buyer to determine whether Buyer will assume such Seller's obligations under such bids, contracts and letters of award as Assumed Contracts.

     (c) Buyer and Seller shall, prior to Closing, initial a substitute Schedule 2.1(d) to add (i) all Minor Work bid or contracted by Seller prior to the Closing Date and not yet completed, (ii) all Approved Bids and any resulting contracts and letters of award that conform to such Approved Bids, and (iii) all other bids, contracts and letters of award which Buyer has agreed to assume pursuant to Section 5.10(b). All obligations resulting from bids, contracts, and letters of award that Buyer is not required to assume under this Section and which Buyer declines to assume shall remain obligations solely of Seller following the Closing Date.

     Section 5.11 Notice of Developments. The Seller Parties, on the one hand, and Gulf Island and Buyer, on the other hand, will promptly notify the other parties of any material fact, event, circumstance or action (a) which, if known on the Effective Date, would have been required to be disclosed by the notifying parties pursuant to this Agreement or (b) the existence or occurrence of which would cause the notifying parties' representations or warranties under this Agreement not to be correct and complete. Notwithstanding the foregoing, any notice given pursuant to this Section 5.11 shall not be deemed, subject to
Section 5.12, to alter, amend or modify the representations and warranties of the parties contained in this Agreement.

     Section 5.12 Update of the Disclosure Schedules. Effective as of the Closing Date, the Seller Parties shall provide an updated Exhibit M to Buyer and Gulf Island for review. If Buyer and Gulf Island so consent, such Exhibit M shall be substituted for all purposes for Exhibit M under this Agreement effective as of the Closing Date. Buyer and Gulf Island may, however, decline to agree to such substitution if they conclude, in their reasonable discretion, that the changes to such Exhibit M proposed by Buyer reflect a material adverse change in the business, operations, properties, assets or conditions of Seller or a material adverse event or circumstance that should have been disclosed on the Effective Date.

     Section 5.13 Employee Matters.

     (a) Buyer covenants and agrees that (i) Buyer shall make offers of "at will" employment to substantially all of the Employees listed on Schedule 3.30(a) on terms substantially consistent with the level of compensation and benefits received as of the Effective Date by Seller's current Employees (each Person who accepts, an "Offeree") and as of the Closing Date shall employ "at will" each Offeree effective at 11:59 p.m. on the Closing Date; and (ii) for the 12-month period beginning on the Closing Date, the Offerees will be eligible to receive compensation at substantially the same rate as, and employee benefits substantially comparable to, the compensation and employee benefits received by such Offeree as of the Effective Date. Buyer shall be under no obligation to offer employment to any particular Employee or to continue to employ any Offeree who after the Closing Date fails to adequately perform his or her job functions, violates Buyer's policies, or engages in any other behavior that Buyer believes merits termination of employment. Further, Buyer reserves the right to lay off Offeree under adverse economic circumstances for the Business.

     (b) Seller shall terminate all of its Employees who are Offerees as of the Closing Date. Seller shall pay its Employees for all accrued and unused vacation, holiday and sick pay entitlements in respect of the period prior to Closing. If Seller has a severance plan or other severance obligations, Seller shall pay all severance benefits due its Employees as the result of the transactions contemplated by this Agreement. Buyer and Gulf Island shall have no liability or responsibility for accrued vacation, sick leave, comp time or other leave, or severance benefits owed by Seller to its Employees as of the Closing Date, all of which obligations are being retained by Seller.

     (c) Neither Gulf Island nor Buyer shall assume or be responsible for any liability or obligation of the Seller Parties under any of their respective Employee Plans or Benefit Arrangements. Without limiting the generality of the foregoing, all medical, dental, vision, travel accident, accidental death and dismemberment, and life insurance expenses incurred by Seller's Employees and their beneficiaries and dependents on or before the Closing Date, pursuant to any Employee Plan or Benefit Arrangement, irrespective of the time such claims are presented, shall be the responsibility of the Seller Parties. The Seller Parties shall be responsible for any medical, dental or life insurance coverage due to any Employees (and their beneficiaries and dependents) who retired on or before the Closing Date. All short-term, long-term and extended disability benefits payable to Employees and their beneficiaries and dependents who became disabled before the Closing are the responsibility of Seller and shall be paid directly by Seller or its insurance carrier to such Employees and their dependents. If any Employee is terminated from employment on or before the Closing Date by Seller, any obligations arising out of such termination, including severance, accrued vacation pay, COBRA obligations, employment discrimination complaints, unfair labor practice charges, grievance under any collective bargaining agreement, wrongful termination and related tort claims and breach of contract claims shall be the sole responsibility of Seller. Seller will be responsible for all obligations to current or former Employees (and their dependents) who are entitled to elect COBRA continuation coverage prior to or as of the Closing Date, and to any current or former Employees (and their dependents) who become so entitled due to the consummation of the transaction contemplated herein. Buyer will be responsible for all obligations to Employees (and their dependents) hired by Buyer who become entitled to elect COBRA continuation coverage after the Closing Date for reasons other than the consummation of the transaction contemplated by this Agreement.

     (d) In furtherance of the provisions of Section 5.13(a) above, Buyer and Seller will agree promptly after the Effective Date upon the procedures by which the Employees who will receive an offer of employment will be identified, and by which key Employees may be made reasonably available to be interviewed by Buyer, with such Employee's prior consent, during normal business hours. Also in furtherance of the foregoing provisions of Section 5.13(a), and subject to any applicable Laws, the Seller Parties will afford Buyer reasonable access during normal business hours following prior written notice to Seller to review the personnel files, performance evaluations and other relevant employee records of Seller.

     (e) The Seller Parties hereby covenant and agree that neither they nor any of their respective Affiliates shall, without the express written consent of Buyer, for a period of two years from the Closing Date (i) hire any of the Offerees, (ii) solicit the employment of (or assist any other entity in soliciting the employment of) any Offeree or (iii) encourage any Offeree to terminate his or her employment relationship with Buyer or any of its Affiliates; provided, however, that clause (ii) shall not prevent the Seller Parties or their Affiliates from conducting generalized searches for employees through media advertisements, employment firms or which are not specifically targeting any Offeree.

     Section 5.14 WARN Act. Seller shall comply with the WARN Act, and any applicable similar state or local Laws during the period beginning on the Effective Date and ending at the Closing. The Seller Parties shall be responsible for all notification and other obligations, if any, under the WARN Act and any applicable similar state or local Laws with respect to employment terminations prior to or on the Closing Date.

     Section 5.15 Confidential Information. Gulf Island and Buyer, on the one hand, and the Seller Parties, on the other hand, until the fifth anniversary of the Effective Date and not withstanding the earlier termination of this Agreement, shall keep, and shall cause their Affiliates, attorneys, accountants, counsel, financial advisors and other representatives to keep, any and all Confidential Information (as defined below) confidential and not to disclose any Confidential Information to any Person other than such parties' Affiliates, directors, managers, members, officers, employees or agents, and then only on a confidential basis; provided, however, that such parties may disclose
Confidential Information (a) as required by law, rule, regulation, judicial process or stock exchange requirement, including as required to be disclosed in connection with the consummation of the transactions contemplated by this Agreement, (b) to such parties' attorneys, accountants and financial advisors who have agreed to keep the Confidential Information confidential in accordance with the terms hereof or (c) as requested or required by any Governmental Entity; and provided further that Gulf Island may disclose such information to its financing sources. Gulf Island may also disclose this Agreement and related Confidential Information to the creditors, customers or potential customers of the Seller Parties to the extent Gulf Island reasonably determines that such disclosure is appropriate to facilitate the fulfillment of the conditions precedent set forth in Article VI hereof and to the extent the Confidential Information constitutes an Asset acquired by Gulf Island, as necessary to run the Business after the Closing Date. For purposes of this Agreement, the term "Confidential Information" shall include all information about Gulf Island and its Affiliates, on the one hand, and the Seller Parties and their Affiliates on the other hand, which has been furnished to the other parties or their Affiliates pursuant to or in connection with this Agreement; provided, however, that the term "Confidential Information" shall not be deemed to include information which (x) is or becomes generally available to the public other than as a result of a disclosure by Gulf Island and its Affiliates, on the one hand, or the Seller Parties and their Affiliates, on the other hand, not permitted by this Agreement, (y) was available to the disclosing party on a non-confidential basis prior to its disclosure by the other parties to this Agreement or (z) becomes available to the disclosing party on a non-confidential basis from a person other than the other parties to this Agreement who, to the knowledge of the disclosing party, is not otherwise bound by a confidentiality agreement with the other parties to this Agreement or is not otherwise prohibited from transmitting the relevant information to such parties. This Agreement shall supersede that certain Confidentiality Agreement, dated August 3, 2005, between Seller and Gulf Island.

     Section 5.16 Real Estate Matters.

     (a) Gulf Island, at its sole cost and expense, may order an owner's title policy commitment (the "Commitment") to be issued by a title company reasonably acceptable to Gulf Island (the "Title Company"), accompanied by copies of all recorded documents relating to restrictions, easements, rights-of-way, and other matters affecting the Owned Real Properties. The Commitment will commit the Title Company to issue at the Closing an ALTA form of Owner's Title Insurance Policy to Buyer, such policy to be in an amount as determined jointly by Gulf Island and the Title Company and with such endorsements as are requested by Buyer. Gulf Island may also obtain a survey of the Owned Real Properties at Gulf Island's expense (the "Survey"). Gulf Island shall promptly notify Seller in writing of objections to the condition of title set forth in the Commitment or on the Survey which affect the merchantability of Seller's title or the use of the Owned Real Properties as presently utilized (the "Title Objections").

     (b) In addition to the foregoing, Gulf Island shall have the right to conduct and to cause its engineers, accountants, attorneys, consultants, appraisers, and other agents to conduct such other reviews, inquiries, examinations, and inspections of the Owned Real Properties as Gulf Island deems necessary or appropriate prior to the Closing ("Gulf Island's Inspections"). Seller shall cooperate with Gulf Island in all reasonable respects in making Gulf Island's Inspections. Gulf Island shall promptly notify Seller in writing of any objections to the condition of the Owned Real Properties identified as a result of any of Gulf Island's Inspections which affect the merchantability of Seller's title or the use of the Owned Real Properties as presently utilized (the "Other Objections").

     (c) The Seller Parties may voluntarily undertake to eliminate all of the Title Objections and Other Objections (collectively, "Gulf Island Objections") to the satisfaction of Gulf Island and Buyer, but the Seller Parties are under no obligation to do so. If, however, the Seller Parties elect not to, or cannot, eliminate Gulf Island's Objections to the reasonable satisfaction of Gulf Island and Buyer prior to the Closing Date, either Gulf Island and Buyer, on the one hand, or the Seller Parties, on the other hand, may terminate this Agreement by written notice to the other parties pursuant to Section 8.1(b)(iii); provided, however, that the Seller Parties may not terminate this Agreement under Section 8.1(b)(iii) if Buyer and Gulf Island agree, in writing, prior to Closing to waive any right to indemnification under Article VII with respect to the Gulf Island Objections in question. If none of the parties elects to terminate this Agreement, and they instead elect to proceed to the Closing, such election shall not, except in the case of a waiver of indemnification rights by Buyer and Gulf Island under the preceding sentence, in any way release or diminish the Seller Parties' obligations under Article VII to the extent that any Losses suffered by Gulf Island or Buyer as a result of the matters raised in the Gulf Island Objections are subject to indemnification thereunder.

     (d) All title matters shown on the Commitment and the Survey which are not the subject of Title Objections shall be deemed to be "Permitted Encumbrances." Further, if Gulf Island makes any Title Objections which Seller Parties elect not to, or can not, cure and Buyer and Gulf Island waive their rights to indemnification under Article VII with respect to such Title Objections pursuant to Section 5.16(c) above, such Title Objections shall likewise be deemed "Permitted Encumbrances."

     Section 5.17 Standstill. From and after the Effective Date and for a period of two years thereafter (the "Restricted Period"), without the prior written consent of Buyer, the Seller Parties will not, and will cause their respective Affiliates not to, directly or indirectly acquire any shares of Gulf Island Common Stock in addition to the shares of Gulf Island Common Stock issuable pursuant to Section 2.3, except for any shares of Gulf Island Common Stock they may acquire by way of stock split, stock dividend or other distributions (including any additional shares acquired by participation in a rights offering or primary offering) made available generally to all holders of the Gulf Island Common Stock. During the Restricted Period, neither the Seller Parties nor any of their respective Affiliates will confer any proxy to any third party (other than Gulf Island's designee at any annual or special meeting of stockholders) to vote any shares of Gulf Island Common Stock, and Gulf Island shall be entitled to disregard any proxy so granted, to the extent that the aggregate number of shares voted by the Seller Parties and the holder of such proxy would exceed the number of shares of Gulf Island Common Stock issuable pursuant to Section 2.3; provided, however, that this covenant shall not be deemed to be violated to the extent that the Seller Parties solely grant a revocable proxy or consent to another person in response to a public proxy or consent solicitation conducted by such person that is made pursuant to the applicable rules and regulations under the Securities and Exchange Act of 1934.

     Section 5.18 Seller Board Seat.

     (a) Subject to Sections 5.18(c). 5.18(d), and 5.18(e) below, so long as Seller and its Affiliates holds at least 5% of all issued and outstanding shares of Gulf Island Common Stock, Seller shall be entitled to recommend to Gulf Island an employee of Seller or of one of Seller's Affiliates for service on Gulf Island's Board of Directors (the "Seller Director"). Gulf Island shall forward such recommendation to its Board of Directors (or, if Gulf Island's Board of Directors then has a nominating committee, to such nominating committee), who shall nominate the Seller Director for election by Gulf Island's shareholders during Gulf Island's next regularly scheduled election of directors. Seller acknowledges, however, that such nomination is non-binding and may be rejected by Gulf Island's shareholders.

     (b) If Seller wishes to replace the Seller Director at any time or if the Seller Director resigns his board seat, dies or becomes disabled, Seller may recommend a replacement director to Gulf Island who shall forward such recommendation to Gulf Island's Board of Directors or the nominating committee thereof. Gulf Island is, however, under no obligation to recommend that any action be taken to implement the change of Seller Directors prior to the next regularly scheduled election of Gulf Island's directors.

     (c) Gulf Island and Seller acknowledge that Section 8 of the Clayton Act, 15 U.S.C. ss. 19(a)(1) and certain other antitrust laws prohibit a person from serving as director or board-elected or board-appointed officer of two or more corporations under certain circumstances, that it is the intent of the parties to comply with federal and state antitrust laws in all respects, and such laws may, depending on the respective business operations of the parties, preclude the election to, or the continued service of the Seller Director, on Gulf Island's Board of Directors.

     (d) Prior to Seller's initial exercise of its rights under Section 5.18(a) and annually thereafter, Seller and Buyer shall exchange reports summarizing their respective business activities to identify activities which are competitive for purposes of 15 U.S.C. ss.19(a)(2) and other applicable antitrust laws ("Competitive Work") and shall mutually estimate their respective revenue from Competitive Work in relation to their respective aggregate revenues, on a consolidated group-wide basis. In reliance on this information and such other information as Gulf Island may reasonably request from Seller and its Affiliates or may obtain from other sources, Gulf Island shall, in its sole but reasonable discretion, determine whether Gulf Island may recommend the election or reelection of the Seller Director to Gulf Island's Board of Directors or the nominating committee thereof.

     (e) If Gulf Island ever notifies Seller that Gulf Island has determined that the Seller Director may not continue serving on Gulf Island's Board of Directors due to applicable antitrust laws, Seller shall cause the Seller Director to immediately resign from Gulf Island's Board of Directors.

     (f) If Gulf Island's Board of Directors includes the Seller Director and Gulf Island's Board of Directors elects to discuss Competitive Work, the Seller Director shall be excluded from all such discussions and shall have no right to obtain or review documents or information related to Competitive Work.

     (g) If Seller transfers its shares of Gulf Island Common Stock to an Affiliate of Seller, Seller's rights and obligations under this Section 5.18 shall automatically transfer to such successor holder of such shares. If Seller transfers its shares of Gulf Island Common Stock to more than one Affiliate of Seller, Seller shall cause such Affiliates to agree among themselves on their recommendation for the Seller Director, and Gulf Island may disregard any recommendation which is not unanimously endorsed by those Affiliates of Seller then holding Seller's former Gulf Island Common Stock.

     Section 5.19 Cooperation Agreement. As of the Effective Date, Gulf Island and Parent have entered into that certain Cooperation Agreement (the "Cooperation Agreement"). The Cooperation Agreement is not effective until the Closing Date.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     Section 6.1 Conditions Precedent to Obligations of All Parties. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by each party) at or prior to the Closing of each of the following conditions:

     (a) No suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or be pending before any court or Governmental Entity in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

     (b) No statute, rule, regulation, executive order or decree shall have been enacted, promulgated or enforced which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

     (c) Subject to Section 2.10, all Governmental Permits, authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity or any other third parties reasonably necessary for the consummation of the transactions contemplated by this Agreement and Buyer's continued, uninterrupted operation of the Business after the Closing Date shall have been obtained or filed or shall have occurred or, in the case of Governmental Permits that must be reissued in Buyer's name following the Closing, shall, in Buyer's opinion, be available on a basis that does not require interruption of the Business' operations.

     Section 6.2 Conditions Precedent to Obligations of Gulf Island and Buyer. The obligations of Gulf Island and Buyer under this Agreement are subject to the satisfaction (or waiver by Gulf Island) at or prior to the Closing of each of the following conditions:

     (a) All representations and warranties of the Seller Parties contained herein or in any certificate or document delivered to Gulf Island or Buyer pursuant hereto shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as expressly permitted by this Agreement.

     (b) The Seller Parties shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date.

     (c) Except as disclosed on Schedule 3.9, there shall have been no material adverse change in the business, operations, properties, assets or condition of Seller from September 30, 2005 until the Closing.

     (d) Buyer shall have obtained the Survey and a commitment from a Title Company to provide title insurance covering the Owned Real Properties.

     (e) At least 80% of the Employees who have received offers of employment from Buyer pursuant to Section 5.13(a) shall have accepted such offers of employment and all the Key Employees shall have agreed to execute their respective Employment Agreements, with such changes as are agreed by Buyer and such Key Employees.

     Section 6.3 Conditions Precedent to the Obligations of the Seller Parties. The obligations of the Seller Parties under this Agreement are subject to the satisfaction (or waiver by Parent) at or prior to the date of the Closing of each of the following conditions:

     (a) All representations and warranties of Gulf Island or Buyer contained herein or in any certificate or document delivered to the Seller Parties pursuant hereto shall be true and correct in all material respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made on and as of the Closing, except as expressly permitted by this Agreement.

     (b) Gulf Island and Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by them prior to or at the Closing.

                                  ARTICLE VII
                            INDEMNIFICATION; REMEDIES

     Section 7.1 Indemnification by the Seller Parties. The Seller Parties shall defend, indemnify and hold harmless Gulf Island, Buyer and any directors, officers, employees, Affiliates and subsidiaries of Gulf Island or Buyer and any successors to the foregoing (Gulf Island, Buyer, and such Persons, collectively, the "Gulf Island Indemnified Persons"), and shall reimburse the Gulf Island Indemnified Persons, for, from and against each and every demand, claim, action, loss (which shall include any diminution in value), liability, judgment, damage, cost and expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors)
(collectively, "Losses"), as incurred, imposed on or by the Gulf Island Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of:

     (a) any inaccuracy in any representation or warranty of the Seller Parties in this Agreement or any certificate, document or other instrument delivered or to be delivered pursuant hereto in any respect whether or not the Gulf Island Indemnified Persons relied thereon or had knowledge thereof;

     (b) any breach or nonperformance of any covenant, agreement or other obligation of the Seller Parties under this Agreement or any certificate, document or other instrument delivered or to be delivered pursuant hereto;

     (c) any Losses sustained by any Gulf Island Indemnified Person arising out of or related to Seller's ownership, operation or use of the Assets prior to the Closing;

     (d) the Excluded Assets; or

     (e) the Excluded Liabilities (including, without limitation, any Existing Warranty Liabilities).

     Section 7.2 Indemnification by Gulf Island. Except as otherwise expressly provided in this Article VII, Gulf Island and Buyer shall defend, indemnify and hold harmless the Seller Parties, and shall reimburse the Seller Parties for, from and against all Losses imposed on or incurred by the Seller Parties, directly or indirectly, relating to, resulting from or arising out of:

     (a) any inaccuracy in any representation or warranty of Gulf Island or Buyer in this Agreement or any certificate, document or other instrument delivered or to be delivered pursuant hereto in any respect, whether or not the Seller Parties relied thereon or had knowledge thereof; or

     (b) any breach or nonperformance of any covenant, agreement or other obligation of Gulf Island or Buyer under this Agreement or any certificate, document or other instrument delivered or to be delivered pursuant hereto.

     (c) any Losses sustained by any of the Seller Parties or their Affiliates arising out of or related to Seller's ownership, operation or use of the Assets after the Closing Date (including, without limitation, any Losses resulting from a draw on a letter of credit provided by Seller or its Affiliate or a payment demand on an guaranty provided by an Affiliate of Seller, resulting, in either case, from Buyer's failure to perform under an Assumed Contract after the Closing Date and not from Seller's failure to perform under the Assumed Contract prior to or on the Closing Date).

     Section 7.3 Nature of the Seller Parties' Liability; Limitations. Notwithstanding anything to the contrary in this Article VII, the obligations of the Seller Parties to indemnify the Gulf Island Indemnified Persons shall be joint and several and solidary, with the intent of the parties being that each of the Seller Parties shall be liable under this Article VII to the Gulf Island Indemnified Persons for any amounts that may be due hereunder; provided, however, that (i) the Seller Parties shall not be liable for any Losses under
Section 7.1(a) until the aggregate amount of such Losses shall exceed $250,000 (at which point the Seller Parties shall be liable for all such Losses from the first dollar) and (ii) any liability of the Seller Parties for indemnification pursuant to any section of this Article VII shall not exceed $40 million in the aggregate. The limitation imposed by clause (i) of this Section does not apply to claims under Section 7.1(b), 7.1(c), 7.1(d) or 7.1(e).

     Section 7.4 Procedure for Indemnification - Third-Party Claims.

     (a) Promptly after receipt by either of the Seller Parties of notice of the commencement of any Proceeding against it, the Seller Parties shall, if a claim is to be made against Gulf Island and Buyer under Section 7.2 with respect to such Proceeding, give notice to Gulf Island of the commencement of such claim; provided, however, that the failure of the Seller Parties to notify Gulf Island of the commencement of such claim will not relieve Gulf Island or Buyer of any liability that they may have to the Seller Parties, except to the extent that Gulf Island and Buyer demonstrate that the defense of such action is prejudiced by the Seller Parties' failure to give such notice.

     (b) Promptly after receipt by Gulf Island or Buyer of notice of the commencement of any Proceeding against it, Gulf Island or Buyer shall, if a claim is to be made against the Seller Parties under Section 7.1 with respect to such Proceeding, give notice to Parent of the commencement of such claim; provided, however, that the failure of Gulf Island or Buyer to notify Parent of the commencement of such claim will not relieve the Seller Parties of any liability that they may have to the Gulf Island Indemnified Persons, except to the extent that the Seller Parties demonstrate that the defense of such action is prejudiced by Gulf Island's and Buyer's failure to give such notice.

     (c) In the case of a Proceeding referenced in Section 7.5(a), and if any Proceeding is brought against any Gulf Island Indemnified Person or either of the Seller Parties or otherwise involves the Assets or the Business, and Gulf Island, in its reasonable discretion, determines that any of the Gulf Island Indemnified Persons may incur Losses as a result of such Proceeding for which a Gulf Island Indemnified Person would be entitled to indemnification under this Agreement, Gulf Island will be entitled to participate in such Proceeding (whether or not Gulf Island or any other Gulf Island Indemnified Party is a party to such Proceeding) and, to the extent that it wishes, to assume the defense of such Proceeding.

     Section 7.5 Survival of Indemnification.

     (a) The obligation of the Seller Parties to indemnify the Gulf Island Indemnified Persons pursuant to Section 7.1(a) shall survive the consummation of the transactions contemplated by this Agreement, as follows:

          (i) with respect to the representations and warranties in Section 3.1 (Ownership), Section 3.2 (Organization; Authority; Enforceability), Section
     3.3 (Legal Proceedings), and Section 3.4 (Organization; Qualification; Subsidiaries), indefinitely;

          (ii) with respect to the  representations  and  warranties  in Section
     3.21  (Environmental  Matters),  Section 3.22 (Employee  Plans) and Section
     3.23 (Taxes), until the expiration of the fifth anniversary of the Closing Date; and

          (iii) with respect to all other representations and warranties of the Seller Parties, until the second anniversary of the Closing Date.

     (b) The obligation of Gulf Island to indemnify the Seller Parties  pursuant
to  Section  7.2(a)  shall  survive  the   consummation   of  the   transactions
contemplated by this Agreement, as follows:

          (i) with respect to the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authority; Enforceability) and Section 4.3 (Consents and Approvals; Conflicts), indefinitely; and

          (ii) with respect to all other representations and warranties of Gulf Island and any other matters covered by Section 7.2, until the second anniversary of the Closing Date.

     (c) The obligations of the parties for indemnification under Section 7.1(a) or Section 7.2(a) shall terminate after the expiration of the periods indicated in subsections (a) and (b) of this Section 7.5, except with respect to any Loss which has been the subject of written notice to the party against whom such claim of Loss is asserted prior to the expiration of such period, which notice will preserve such claim until it is liquidated or otherwise finally resolved.

     Section 7.6 Escrow.

     (a) As security for the Seller Parties' obligation to indemnify Buyer and Gulf Island under this Article VII, the Indemnity Escrow Shares shall be maintained in the escrow account established pursuant to the Escrow Agreement until the earlier of (i) second anniversary of the Closing Date or (ii) the Release Date (the "Escrow Period"). Upon expiration of the Escrow Period, and subject to the terms of the Escrow Agreement, the Escrow Agent shall deliver or cause to be delivered to Seller the balance of the Indemnity Escrow Shares, if any, remaining in the escrow account. The Seller Parties' obligations under this
Article VII are limited by Section 7.3 above but are not otherwise limited to the value of the Indemnity Escrow Shares.

     (b) If a Gulf Island Indemnified Person makes a claim under Section 7.1 which (i) the Seller Parties do not dispute as to liability or amount or (ii) is determined by a final judgment of a court of competent jurisdiction, which is no longer subject to suspensive appeal, to be due and payable to the Gulf Island Indemnified Person, and at such time the Escrow Agent continues to hold Indemnity Escrow Shares in escrow, the Seller Parties shall have the option, for a period of ten calendar days from their agreement to pay or the issuance of the final judgment, as applicable, to pay the amount due to the Gulf Island Indemnified Person in cash, but, failing such timely payment, the Escrow Agent shall, as further provided in the Escrow Agreement and subject to applicable securities laws, on behalf of Seller, sell a sufficient number of the Indemnity Escrow Shares to pay the amount due to the Gulf Island Indemnified Person and shall remit the amount due to the Gulf Island Indemnified Person in cash; provided, however, that, in the case of a claim by Buyer or Gulf Island, the Escrow Agent shall instead deliver the shares in kind, calculating the number of shares to be delivered by using the closing market price for Gulf Island Common Stock on the trading day preceding the date of delivery.

                                  ARTICLE VIII
                                   TERMINATION

     Section 8.1 Termination. This Agreement may be terminated:

     (a) by the mutual written consent of Gulf Island and Seller;

     (b) by either Gulf Island or Buyer:

          (i) in the event of a breach by either of the Seller Parties of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
     Section 6.2, or (B) cannot be cured or, if curable, has not been cured within 15 days following receipt by Parent of written notice of such breach;

          (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and non-appealable;

          (iii) pursuant to Section 5.16(c);

          (iv) if the Closing shall not have occurred by 5:00 p.m. (Houston time) on the 90th day following the Effective Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iv) shall not be available to Gulf Island if either Gulf Island's or Buyer's breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

     (c) by Seller:

          (i) in the event of a breach by Gulf Island or Buyer of any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in
     Section 6.3, or (B) cannot be cured or, if curable, has not been cured within 15 days following receipt by Gulf Island of written notice of such breach;

          (ii) if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting transactions contemplated by this Agreement, and such order, decree or ruling shall have become final and non-appealable; or

          (iii) if the Closing shall not have occurred by 5:00 p.m. (Houston time) on the 90th day following the Effective Date; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(iii) shall not be available to Seller if either of the Seller Parties' breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article VIII, written notice thereof shall be forthwith given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no further force or effect; provided, however, the provisions of
Section 5.15, this Section 8.2 and Section 10.1 shall survive such termination. In the event this Agreement is terminated by either Gulf Island or Parent as provided above, there shall be no liability of either Gulf Island and Seller, on the one hand, or the Seller Parties, on the other hand, except (a) for liability arising out of a willful breach of, or misrepresentation under this Agreement and (b) as provided in the proviso to the preceding sentence.

                                   ARTICLE IX
                             POST CLOSING COVENANTS

     Section 9.1 Further Assurances. Following the Closing, the parties will take, and shall cause their Affiliates to take, all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out this Agreement and to consummate the transactions contemplated hereby, including, without limitation, putting Buyer (or its designee) in possession and operating control of the Assets.

     Section 9.2 Post Closing Tax Covenants.

     (a) Following the Closing, the Seller Parties shall pay or arrange for the payment of all Taxes when due with respect to the ownership of the Assets and the operation of the Business for taxable periods, or portions thereof, ending on or before the Closing Date.

     (b) The Seller  Parties,  Buyer and Gulf Island  acknowledge and agree that
(i) the Seller Parties will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by the Seller Parties to any Employee in connection with the operation or conduct of the Business prior to or on the Closing Date and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Employee hired by Buyer in connection with the operation or conduct of the Business after the Closing Date.

     Section 9.3 Prorations. The following liabilities that call for periodic payments shall be prorated between the Seller Parties and Buyer: (i) utility charges (which shall include water, sewer, electricity, gas and other utility charges) with respect to the Owned Real Properties, (ii) rental charges for leased Personal Property and (iii) any Taxes that are imposed on a periodic basis with respect to the ownership of the Assets and are payable for a taxable period that includes (but does not end on) the Closing Date, including but not limited to real and personal property Taxes and ad valorem Taxes ("Periodic Taxes") but excluding franchise taxes. With respect to measurement periods during which the Closing Date occurs (all such periods of time being hereinafter called "Proration Periods"), the liabilities described in clauses (i) and (ii) of the preceding sentence shall be apportioned between the Seller Parties and Buyer as of the Closing Date, with Buyer bearing only the expense thereof in the proportion that the number of days remaining in the applicable Proration Period after the Closing Date bears to the total number of days covered by such Proration Period. Periodic Taxes shall be prorated between Buyer and the Seller Parties based on the relative periods the Asset was owned by each respective party during the fiscal period for which Periodic Taxes were assessed by the taxing jurisdiction (as such fiscal period is reflected on the bill rendered by such taxing jurisdiction). Buyer and the Seller Parties shall pay or be reimbursed for Periodic Taxes (including instances in which such property Taxes have been paid before the Closing Date) on this prorated basis. If a payment on a Periodic Tax bill is due after the Closing, the party that is legally required to make such payment shall make such payment and promptly forward an invoice to the other party for its pro rata share, if any. If the other party does not pay the invoice within thirty (30) calendar days of receipt, the amount of such payment shall bear interest at the rate of eight percent (8%) per annum.

     Section 9.4 Name Change. Promptly following Closing, Seller shall change its name to a new name that will not include the term "Gulf Marine Fabricators" or any portion thereof. Parent shall not thereafter allow any of its Affiliates to utilize the name "Gulf Marine Fabricators" or any portion thereof.

     Section 9.5 Existing Warranty Liabilities. Seller is retaining all warranty liabilities, whether arising under contract or by operation of law, with respect to work performed and materials supplied by Seller on or prior to the Closing Date (the "Existing Warranty Liabilities") and shall have the sole liability for the cost of any warranty claims by its customers and former customers resulting from the Existing Warranty Liabilities. In the case of Existing Warranty Liabilities that arise under the Assumed Contracts as a result of work performed or materials supplied by Seller on or prior to the Closing Date, Buyer shall perform any resulting warranty work on Seller's behalf, but Seller shall reimburse Buyer for the costs of all such warranty work within 30 days of Seller's receipt of an invoice therefor from Buyer. In all other circumstances, Seller may request that Buyer or its Affiliates perform warranty work on behalf of Seller and at Seller's expense, but any such warranty work shall be subject to a separate agreement which is mutually acceptable to Seller and Buyer.

     Section 9.6 Corrections of Defective Work Prior to Warranty Claims Being Made. If, prior to delivering any work to a customer under an Assumed Contract, Buyer discovers that all or any portion of the work performed or material acquired by Seller under such Assumed Contract does not comply with the Assumed Contract's terms or is otherwise defective, Buyer shall so notify Seller within a reasonable time period, and Buyer shall make all necessary corrections to the work and obtain all necessary replacement materials at Seller's sole expense. Buyer shall invoice Seller for the cost of such work, and Seller shall pay any such invoice within 30 days of its receipt of the invoice.

     Section 9.7 Communications Transfer. Following the Closing Date, Seller shall cooperate with Buyer to transfer all telephone numbers and internet addresses belonging to Seller to Buyer. Further, Seller shall promptly transmit to Buyer any mail received by Seller following the Closing Date which is relevant to Buyer's operation of the Business and the ownership of the Assets.

     Section 9.8 Turnover of Misdirected Payments. If either Seller or Buyer receives any payment from a former customer of Seller following the Closing Date which is due to the other party under this Agreement's terms, then the party receiving the misdirected payment shall, within 15 days of its receipt of such misdirected payment, turn over such misdirected payment to the party entitled thereto.

                                   ARTICLE X
                                  MISCELLANEOUS

     Section 10.1 Expenses. Each of Gulf Island, Buyer and the Seller Parties shall pay all of their own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement including, but not limited to, the fees and expenses of its legal and financial advisors responsible for the payment of any legal or financial advisory fees.

     Section 10.2 Notices. All notices hereunder must be in writing and shall be deemed to have been given upon delivery by (a) personal delivery to the designated address, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or to such other address as to which any party hereto may have notified the other in writing:

         If to Gulf Island or Buyer, to:

         Gulf Island Fabrication, Inc.
         583 Thompson Road
         Houma, Louisiana  70363
         Attention:  Kerry Chauvin
         Facsimile:  985-876-5414

         If to the Seller Parties, to:

         Technip-Coflexip USA Holdings, Inc.
         11700 Old Katy Road
         Houston, Texas  77079
         Attention:  President
         Facsimile:  281-249-4300

     Section 10.3 Amendment. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of each of the parties hereto.

     Section 10.4 Headings; Gender. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section, exhibit or schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender, and the singular shall include the plural and vice versa, whenever and as often as may be appropriate.

     Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, exhibits and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas without regard to any applicable principles of conflicts of law.

     Section 10.7 Jurisdiction. Any legal action or proceeding against the Seller Parties with respect to this Agreement may be brought in any state court sitting in the County of Harris of the State of Texas or the United States District Court for the Eastern District of Texas located in Houston, Texas, and the Seller Parties hereby irrevocably accept the jurisdiction of such courts for the purpose of any action or proceeding. The Seller Parties further irrevocably consent to the service of process by the mailing thereof by Gulf Island by U.S. registered or certified mail postage prepaid to the party to be served at its address designated in Section 10.2. Nothing in this Section 10.7 shall affect the right of Gulf Island to serve legal process in any other manner permitted by law or affect the right of Gulf Island to bring any action or proceeding against either of the Seller Parties or their respective properties in the courts of any other jurisdiction. the Seller Parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any state court sitting in the County of Harris of the State of Texas or the United States District Court for the Eastern District of Texas located in Houston, Texas, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

     Section 10.8 Special Determination of Purchase Price Adjustments. If any party is entitled to and requests determination of a Contract Adjustment or the Post-Closing Inventory Adjustment under this section pursuant to Sections 2.4(b) or 2.4(c), as applicable, the issue in question shall be resolved by a firm of certified public accountants appointed by mutual agreement of Seller and Buyer, who shall equally in the cost of such certified public accountants and shall be bound by the determination of such certified public accountants. Any such certified public accountants so appointed shall be without current material financial ties to either Seller or Buyer or their respective Affiliates. If Seller and Buyer are unable to agree upon a mutually acceptable firm of certified public accountants, either may submit the matter in question to the American Arbitration Association for resolution by binding arbitration in accordance with the rules thereof.

     Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

     Section 10.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 10.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

     Section 10.12 Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed themselves or by their respective duly authorized officers as of the date first written above.


                                   GULF ISLAND FABRICATION, INC.


                                   By:        /s/ Kerry J. Chauvin
                                        ----------------------------------------
                                        Name: Kerry J. Chauvin
                                        Its:  President


                                   NEW VISION, L.P.

                                   By: New Vision General Partner, Inc.


                                   By:        /s/ Kerry J. Chauvin
                                        ----------------------------------------
                                        Name: Kerry J. Chauvin
                                        Its:  Manager


                                   TECHNIP-Coflexip USA Holdings, Inc.


                                   By:        /s/ Luc J. Messier
                                        ----------------------------------------
                                        Name: Luc J. Messier
                                        Its:  Director

                                   GULF MARINE FABRICATORS

                                   By: Gulf Deepwater Fabricators, Inc.,
                                       its partner

                                   By:        /s/ Stuart Bannerman
                                         ---------------------------------------
                                        Name: Stuart Bannerman
                                        Its:  Treasurer


                                   By: Gulf Deepwater Yards, Inc., its partner

                                   By:        /s/ Stuart Bannerman
                                        ----------------------------------------
                                        Name: Stuart Bannerman
                                        Its:  Treasurer

                                   EXHIBIT "A"

         "Acquisition Proposal" is defined in Section 5.7.

         "Affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, another person.

         "Ancillary Agreements" means, collectively, the Assignments, the Bill of Sale, the Warranty Deeds, the Registration Rights Agreement, the Non-Competition Agreement, the Lock-Up Agreement, and the Transition Services Agreement.

         "Applicable Law" means any statute, law, rule, regulation or ordinance, or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject.

         "Approved Bid" is defined in Section 5.10.

         "Assets" is defined in Section 2.1.

         "Assignments" is defined in Section 2.9(a).

         "Assumed Contracts" is defined in Section 2.1(d).

         "Assumed Liabilities" is defined in Section 2.6.

         "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that is maintained, administered or contributed to by the employer and covers any employee or former employee of the employer.

         "Bill of Sale" is defined in Section 2.9(a).

         "Business" is defined in the recitals hereof.

         "Buyer" is defined in the preamble paragraph hereof.

         "Buyer's Appraisal" means the appraisal obtained by Buyer, at Buyer's expense, of the Assets prior to the Effective Date from GB Asset Advisors, LLC.

         "Charter Documents" means, as each is applicable to any Person, the articles of incorporation, certificate of incorporation, by-laws, memorandum of association, articles of association, articles of organization, operating agreement, limited liability company agreement, certificate of partnership or limited partnership, partnership agreement and any other similar organizational documents for such Person.

         "Closing" is defined in Section 2.8.

         "Closing Date" is defined in Section 2.8.

         "COBRA" means the Consolidated Omnibus Reconciliation Act of 1985, as amended.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Competitive Bid" is defined in Section 5.10.

         "Consent" is defined in Section 2.10.

         "Contract Adjustment" is defined in Section 2.4(b).

         "Cooperation Agreement" is defined in Section 5.19.

         "Costs Incurred" are defined in Section 2.4(b).

         "Disclosure   Schedule"  means  the  disclosure   schedules  and  other
documents attached hereto as Exhibit "M" prepared by the Seller Parties in accordance with the applicable provisions of this Agreement.

         "DOJ" is defined in Section 5.5.

         "Effective Date" is defined in the preamble paragraph hereof.

         "Employees" means all persons employed by Seller (on a full or part-time basis), whose employment is primarily related to the operation of the Business.

         "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA, that (a) is subject to any provision of ERISA, (b) is maintained, administered or contributed to by the employer and (c) covers any employee or former employee of the employer.

         "Employment Agreement" is defined in Section 2.9(d).

         "Environmental Claims" means any and all administrative, regulatory, or judicial actions, proceedings, executory decrees, judgments, penalties, fees, demands, orders, or directives, relating in any way to any Environmental Law or any permit, license or authorization required or issued under any such Environmental Law, or arising from the presence or release or threatened release (or alleged presence or release or threatened release) into the environment of any Hazardous Materials (hereinafter "Claims") including, without limitation, any and all Claims by any Governmental Entity or by any third party for enforcement, cleanup, removal, response, remedial or other actions or damages, punitive or exemplary damages, contribution, indemnification, cost recovery, compensation or declaratory or injunctive relief pursuant to any Environmental Law or any alleged injury or threat of injury to health, safety or the environment.

         "Environmental Laws" means all foreign, federal, state and local laws, statutes, ordinances, regulations, criteria, guidelines, rules of common or civil law in effect at the Closing, and any judicial or administrative interpretation thereof (including any judicial or administrative order, consent decree or judgment) relating to the regulation and protection of human health, safety, the environment, and natural resources, including, without limitation, laws and regulations relating to emissions, discharges, disposal, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use treatment, storage, disposal, transport or handling of Hazardous Materials.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "ERISA Affiliate" means any entity that, together with Seller, would be treated as a single employer under Section 414 of the Code.

         "Escrow Agent" is defined in Section 2.3(b).

         "Escrow Agreement" is defined in Section 2.3(b).

         "Escrow Period" is defined in Section 7.6.

         "Excluded Assets" is defined in Section 2.2.

         "Excluded Liabilities" is defined in Section 2.7.

         "Existing Warranty Liabilities" as defined in Section 9.5.

         "Financial Statements" means the Balance Sheets and Income Statements of Seller as of, and for the nine-month period ending, September 30, 2005, and as of, and for the one-year periods ending, respectively, December 31, 2003 and December 31, 2004.

         "FTC" is defined in Section 5.5.

         "GAAP" means generally accepted accounting principles as applied in the United States.

         "Governmental Entity" means any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

         "Governmental Permit" means all licenses, franchises, permits, privileges, immunities, approvals and other authorizations, including without limitation, adoption, commitments or agreements, from a Governmental Entity that are necessary to entitle Seller to own or lease, operate and use their respective assets and properties and to carry on and conduct their business as presently conducted.

         "Gulf Island" is defined in the recitals hereof.

         "Gulf Island's Inspections" is defined in Section 5.16(b).

         "Gulf Island Objections" is defined in Section 5.16(c).

         "Hazardous Materials" means, collectively: (a) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, lead paint, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) and radon gas; (b) any chemicals, materials, substances or wastes that are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "pollutants," "contaminants," "solid waste," "toxic chemical," "hazardous chemical," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "oil field waste" or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material, substance, or waste, exposure to which is now or hereafter prohibited, limited or regulated by any governmental or regulatory authority.

         "HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

         "Indemnity Escrow Shares" is defined in Section 2.3(b).

         "Intellectual Property" means (a) inventions (whether patentable or unpatentable), improvements thereto, patents and patent applications, together with all provisionals, reissuances, continuations, continuations-in-part, divisionals and reexaminations thereof, (b) trademarks, service marks, trade dress and trade names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith, (c) works of authorship and copyrights therein, including, but not limited to, all platform and other structure designs and fabrication processes, (d) trade secrets and confidential information, (e) computer software and databases and (f) copies and tangible embodiments of any of the foregoing.

         "Key Employees" mean Johannes Ikdal, Tom Nevitt, Steve Yates, Robert Grover, Colin Ocker, Chad Clanton, Aden Guerrero, Raymond Garcia, Norris Gros, and Sharon Truxillo.

         "Lease" means any executory lease to which Seller is subject.

         "Licensed   Intellectual  Property"  means  all  Intellectual  Property licensed by Seller.

         "Liens" means pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

         "Lock-Up Agreement" is defined in Section 2.9(a).

         "Material Contract" means any executory contract, agreement or understanding (i.e., one that has not been fully performed), whether or not reduced to writing to which Seller or any of their respective property is subject, which provides for payments or potential future payments to another Person by such Seller, or to such Seller by another Person, of more than $25,000 in the aggregate.

         "Minor Work" means work with an aggregate contract price of less than $5,000,000.

         "Multiemployer Plan" is defined in Section 3.22(c).

         "Multiple Employer Welfare Arrangement" is defined in Section 3.22(c).

         "Non-Competition Agreement" is defined in Section 2.9(a).

         "Other Objections" is defined in Section 5.16(b).

         "Owned Intellectual Property" means all Intellectual Property owned by Seller.

         "Owned Real Properties" is defined in Section 3.13(a).

         "Parent" is defined in the recitals hereof.

         "Partners" mean Gulf Deepwater Fabricators, Inc. and Gulf Deepwater Yards, Inc..

         "Permitted Encumbrance" is defined in Section 5.16(d).

         "Person" means an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, Governmental Entity, association, unincorporated organization or other entity.

         "Personal Property" is defined in Section 3.15(a).

         "Post-Closing Inventory Adjustment" is defined in Section 2.4(c).

         "Provider Liens" means Liens in favor of transportation carriers, warehousemen, laborers, and repairmen who provide services with respect to the Assets subject to the Liens.

         "Proceedings" means any suit, action, proceeding, dispute or claim before, or investigation by, any Governmental Entity, tribunal, mediation or arbitration.

         "Purchase Price" is defined in Section 2.3.

         "Release Date" means the later of (i) the first anniversary of the Closing Date or (ii) the date on which Gulf Island receives financial statements of Parent confirming that Parent has maintained shareholder's equity minus goodwill in an amount of $80,000,000 or more as of the last day of two consecutive fiscal quarters, with the financial statements for the second such quarter to be audited.

         "Restricted Period" is defined in Section 5.17.

         "Returns" means all returns, reports, estimates, declarations, statements and any other documents of any nature relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         "Seller" is defined in the recitals hereof.

         "Seller Parties" is defined in the recitals hereof.

         "Settlement Statement" is defined in Section 2.9(a).

         "Survey" is defined in Section 5.16(a).

         "Taxes" means any income, corporation, gross receipts, profits, gains, capital stock, capital duty, franchise, withholding, social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Entity (whether foreign, national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group.

         "Title Company" is defined in Section 5.16(a).

         "Title Objections" is defined in Section 5.16(a).

         "Transition Services Agreement" is defined in Section 2.9(a).

         "Vehicle Documents" is defined in Section 2.9(a).

         "Voluntary Employees' Beneficiary Association" is defined in Section 3.22(c).


         "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         "Warranties" means all existing outstanding warranties and guaranties of contractors, manufacturers, equipment providers, subcontractors, maintenance and servicing companies and materialmen relating to the construction, manufacturing, repair, maintenance, servicing or refurbishment of any of the Assets, or in connection with or under any agreement relating to the purchase or acquisition of the Assets.

         "Warranty Deeds" is defined in Section 2.9(a).